SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WILLIAM LYON HOMES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 29, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation, to be held on Wednesday, May 8, 2019, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

At the Annual Meeting, you will be asked to: (i) elect seven (7) directors to serve for the ensuing year, (ii) vote on an advisory basis to approve our executive compensation (“say-on-pay vote”), (iii) ratify the selection of our independent registered public accounting firm, and (iv) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the seven (7) nominees for director named in the proxy statement, FOR the advisory say-on-pay vote, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares of William Lyon Homes stock you own, it is important that your shares are represented and voted at the Annual Meeting. You may vote on the Internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you are receiving a paper copy of the proxy materials, complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. This action will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

We thank you for your support and participation.

Very Truly Yours,

William H. Lyon	Matthew R. Zaist
Chairman of the Board and Executive Chairman	President and Chief Executive Officer

Newport Beach, California

March 29, 2019

WILLIAM LYON HOMES

4695 MacArthur Court, 8th Floor, Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS — WEDNESDAY, MAY 8, 2019

The 2019 annual meeting of stockholders (the “Annual Meeting”) of William Lyon Homes, a Delaware corporation (the “Company”), will be held on Wednesday, May 8, 2019, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. We will consider and act on the following items of business at the Annual Meeting:

1.

The election of the seven (7) directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election to the Company’s Board of Directors (the “Board”) are (in alphabetical order): Douglas K. Ammerman, Eric A. Anderson, Thomas F. Harrison, Gary H. Hunt, William H. Lyon, Lynn Carlson Schell and Matthew R. Zaist.

2.	Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers (“say-on-pay vote”).

3.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

4.	Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board recommends a vote: FOR each of the seven (7) nominees for director named in the proxy statement, FOR the advisory say-on-pay vote, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Only holders of record of the Company’s Class A common stock and Class B common stock at the close of business on March 18, 2019 are entitled to notice of, to attend, and to vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. This process allows the Company to provide its stockholders with Annual Meeting information in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

Jason R. Liljestrom
Senior Vice President, General Counsel and Corporate Secretary

Newport Beach, California

March 29, 2019

i

ii

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (as used herein, the “Company,” “we,” “us” or “our”), for use at our 2019 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 8, 2019, 10:00 a.m. local time, at our principal executive offices located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Directions to attend the Annual Meeting may be found on our website at www.lyonhomes.com. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not incorporated into this Proxy Statement.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders of record, and paper copies of the proxy materials to certain other stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On March 29, 2019, we intend to make this proxy statement available on the Internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Availability of Proxy Materials for the 2019 Annual Meeting

Our proxy statement and 2018 Annual Report are available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2018 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and our Class B common stock as of the close of business on March 18, 2019, the record date for the Annual Meeting (the “Record Date”), are entitled to vote at the Annual Meeting on all matters to be voted upon. As of the Record Date, there were 33,961,228 shares of our Class A common stock issued and outstanding, including an aggregate of 966,540 unvested shares of restricted stock, each entitled to one vote, and there were 4,817,394 shares of our Class B common stock outstanding, each entitled to five votes.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 7, 2019. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: FOR each of the seven (7) nominees for director named in the proxy statement, FOR the advisory say-on-pay vote, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm. The proxy gives each of Matthew R. Zaist and Colin T. Severn discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Company proxies should be addressed to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

The inspector of elections appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of all of the shares of the stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which the New York Stock Exchange (the “NYSE”) determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Only Proposal No. 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal Nos. 1 (election of directors) and 2 (say-on-pay vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares. In addition, pursuant to our bylaws, abstentions and broker non-votes will not be counted as a vote cast “for” or “against” any proposal.

Proposal No. 1: Election of Directors. A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting is required for the election of directors. Accordingly, the seven (7) director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the election of directors.

Proposal No. 2: Advisory Say-on-Pay Vote. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions and broker non-votes will not be counted either for or against this proposal and, therefore, will not have any effect on the outcome of the say-on-pay vote.

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast and entitled to vote at the Annual Meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm. Abstentions will not be counted either for or against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on Proposal No. 3.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We do not intend to hire a proxy solicitor to assist in the solicitation of proxies. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Stockholder List

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, at the principal executive office of the Company during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Nominees

Pursuant to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws (the “bylaws”), the total number of directors constituting the Board shall be fixed exclusively by the Board. The Company currently has eight directors serving on the Board. In February 2019, director Matthew R. Niemann notified the Company of his decision not to stand for re-election as a member of the Board at the upcoming Annual Meeting. Mr. Niemann will continue to serve as a director until his current term expires as of the date of the Annual Meeting. Based upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has resolved that the number of directors constituting the entire Board be decreased from eight to seven effective as of the Annual Meeting, and has nominated each of the Company’s current directors for election at the Annual Meeting, as set forth below, with the exception of Mr. Niemann. Each nominee listed below has consented to serve for a new term, and each director elected at the Annual Meeting will serve a one-year term until the Company’s next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this proxy statement.

The Board and the Nominating Committee believe the skills, qualities, attributes and experience of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders.

Name	Age	Position
William H. Lyon	45	Chairman of the Board and Executive Chairman
Matthew R. Zaist	44	President and Chief Executive Officer and Director
Douglas K. Ammerman(a, b)	67	Director
Eric A. Anderson(a, c)(d)	61	Director
Thomas F. Harrison(b, c)	65	Director
Gary H. Hunt(c)	70	Director
Lynn Carlson Schell(a, b)	58	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Nominating Committee
(d)	Mr. Anderson was appointed to the Board effective November 5, 2018. On February 20, 2019, Mr. Anderson was appointed to each of the Audit and Nominating Committees.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE SEVEN NAMED DIRECTOR NOMINEES.

Vacancies on the Board, including any vacancy created by an increase in the size of the Board, may be filled only by a majority of the directors remaining in office, even though less than a quorum of the Board, or a sole remaining director, and not by stockholders. A director elected by the Board to fill a vacancy will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Information About Director Nominees

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills and experiences which led the Board to conclude that each nominee should serve on the Board at this time.

William H. Lyon, Executive Chairman and Chairman of the Board, served as Chief Executive Officer for William Lyon Homes from March 2013 through July 2015, and as Co-Chief Executive Officer from July 2015 to March 2016, at which time he transitioned into the current role of Executive Chairman. Prior to being elected Chairman of the Board effective in March 2016, Mr. Lyon had also served as Vice Chairman of the Board since July 2015, and has been a member of our Board since January 25, 2000. William H. Lyon worked full time with the former William Lyon Homes from November 1997 through November 1999 as an assistant project manager and has been employed by the Company since November 1999. Since joining the Company as an assistant project manager, Mr. Lyon has served as a Project Manager, the Director of Corporate Development (beginning in 2002), the Director of Corporate Affairs (from February 2003 to February 2005), Vice President and Chief Administrative Officer (from February 2005 to March 2007), Executive Vice President and Chief Administrative Officer (from March 2007 to March 2009), and President and Chief Operating Officer (March 2009 to March 2013). Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California and Pretend City Children’s Museum in Irvine, CA and an honorary Board member of The Bowers Museum in Santa Ana, CA. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University.

With over 19 years of service with our Company, Mr. Lyon brings to our Board significant executive and real estate development and homebuilding industry experience, and serves as a bridge between management and the Board in his roles as Chairman of the Board and Executive Chairman.

Matthew R. Zaist, President and Chief Executive Officer, joined the Company in 2000, and was promoted to the position of President and Chief Executive Officer effective March 22, 2016. On August 10, 2016, Mr. Zaist was appointed by the Board of Directors of the Company to serve as a member of the Board, and has served as a member of the Board since such date. Since joining the Company, Mr. Zaist has served in a number of corporate operational roles, including President and Co-Chief Executive Officer from July 2015 to March 2016, President and Chief Operating Officer from March 2013 to July 2015, Executive Vice President from January 2010 to March 2013 and previously, Corporate Vice President — Business Development & Operations from April 2009 to January 2010. Prior to that, Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his previous role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization, and as President and Chief Operating Officer managed and oversaw the Company’s initial public offering in 2013 in addition to being responsible for the overall management of the Company’s operations. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining William Lyon Homes, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute in Troy, New York.

With over 18 years of service with our Company in a variety of operational and executive roles, Mr. Zaist brings to our Board an in-depth understanding of the Company’s business model and operations, and significant capital markets and corporate finance experience, in additional to serving as a further bridge between management and the Board in his roles as Chief Executive Officer and a member of the Board.

Douglas K. Ammerman was appointed to the board of directors on February 27, 2007. Mr. Ammerman’s business career includes almost three decades of service with KPMG, independent public accountants, until retirement in 2002. He was the Managing Partner of the Orange County office and was a National Partner in Charge — Tax. He is a certified public accountant (inactive). In addition to his service as a member of the Board of Directors of the Company, Mr. Ammerman currently serves as a member of the Board of Directors of three publicly traded companies. From 2005 to the present, Mr. Ammerman has served as a member of the Board of Directors of Fidelity National Financial (a company listed on the NYSE), where he also serves as Chairman of the Audit Committee. From 2011 to the present, Mr. Ammerman has served as a member of the Board of Directors of Stantec Inc. (a company listed on the NYSE), where he currently serves as Chairman of the Audit Committee. From late 2015 to the present, Mr. Ammerman has served as a member of J. Alexander’s Holdings, Inc. (a company listed on the NYSE), where he serves as Chairman of the Audit Committee and a member of the Compensation and the Nominating Committee. In addition, during the past five years, Mr. Ammerman had served as a member of the Board of Directors of El Pollo Loco Holdings, Inc. (a company listed on the NASDAQ Global Select Market) until March 29, 2017, where he served as Chairman of the Audit Committee and Remy International, Inc. (a company listed on the NASDAQ Stock Market) until 2015, where he served as Chairman of the Audit Committee. Mr. Ammerman has served as a director of The Pacific Club for thirteen years and is a past president. He also has served as a director of the UCI Foundation for fifteen years. Mr. Ammerman holds a B.A. in Accounting from California State University, Fullerton, and a master’s degree in Business Taxation from University of Southern California.

With nearly three decades of accounting experience, as well as significant executive and board experience, Mr. Ammerman provides our board of directors with operational, financial and strategic planning insights. Mr. Ammerman developed his finance and accounting expertise while holding positions such as Managing Partner and National Partner at KPMG. With this experience, Mr. Ammerman possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Eric A. Anderson joined our Board on November 5, 2018. Mr. Anderson was initially recommended to our Board by our Chief Executive Officer as part of a broader director candidate search process undertaken by our Nominating Committee. Effective as of November 3, 2018, Mr. Anderson currently serves as a Senior Advisor to Credit Suisse Securities (USA) LLC (“Credit Suisse”), a non-employee role pursuant to which he provides certain consultant services to Credit Suisse as an independent contractor. Prior to November 3, 2018, Mr. Anderson has held various positions over the course of a thirty-five year banking career, including most recently as Vice Chairman, Investment Banking of Credit Suisse, based in New York, a position which he held from 2010 until November 2, 2018. Prior to being named Vice Chairman, Mr. Anderson was Head of U.S. Real Estate Investment Banking at Credit Suisse. Mr. Anderson joined Credit Suisse in November 2000 when the firm merged with Donaldson, Lufkin & Jenrette (“DLJ”), where he was Managing Director and Co-Head of DLJ’s U.S. Real Estate Group. Prior to joining DLJ in 1995, Mr. Anderson was with Paine Webber Incorporated for five years where he focused on real estate investment banking. Prior to that, Mr. Anderson was with Drexel Burnham Lambert Incorporated for five years. Mr. Anderson is a graduate of the University of Pennsylvania and holds a Juris Doctorate from Washington and Lee University School of Law.

With over 35 years of experience in the investing banking industry focused on the homebuilding and broader real estate industry, Mr. Anderson provides tremendous value to the Company as it seeks to achieve its financial and operational goals.

Thomas F. Harrison was appointed to our Board effective January 1, 2016. Mr. Harrison is currently the President and Chief Executive Officer of Harvest Capital Partners, LLC, where he has served since March 31, 2018. Prior to such date, Mr. Harrison served as a Managing Director and Head of Global Development of Colony NorthStar, Inc., formerly Colony Capital, Inc., where he served since 1992 and up to the completion of its merger with NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp., to create Colony NorthStar, Inc., effective January 2017. As Managing Director of Colony NorthStar, Inc., and having been a principal of Colony Capital, Inc. for over 19 years, he has demonstrated a strong record of executive leadership and success in opportunistic real estate private equity investing, business planning, investment analysis, underwriting and origination, asset and portfolio management, and business development. At Colony NorthStar, Mr. Harrison was active in sourcing, structuring and providing capital for value add and development transactions and responsible for management oversight of the firm’s worldwide real estate value-added and development portfolio. Prior to joining Colony Capital in 1992, Mr. Harrison was Executive Vice President of WSGP Partners, where he was responsible for real estate acquisitions from the RTC and other financial institutions. Previous to WSGP, he held senior positions with three prominent national development companies where he was responsible for the development collectively of over $1.5 billion of real estate projects and the acquisition of over $250 million of income-producing properties and residential land. Mr. Harrison holds a Bachelor of Science degree from the University of California, Los Angeles (UCLA), as well as a Master of Architecture degree from UCLA.

With decades of experience in real estate investment and finance, Mr. Harrison brings to our Board additional perspective and a breadth and depth of experience in the commercial and residential real estate industry.

Gary H. Hunt joined our Board on October 17, 2005 with over 31 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities.

As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to some of the largest master-planned community and real estate developers in the Western United States. Mr. Hunt also works or has worked with major national financial institutions and regional banks to manage projects through the real estate macro-economic restructuring and re-entitlement period. Since May 2016, Mr. Hunt has served on the board of Five Point Holdings, LLC, a publicly traded company listed on the NYSE (“FPH”). In addition, Mr. Hunt serves on the boards of several private companies including Glenair Corporation, University of California, Irvine Foundation and Psomas Engineering Company. He formerly was Chairman of the Board of CT Realty, and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO.

Through his extensive experience in the real estate industry, Mr. Hunt brings additional perspective and provides the Board with outstanding strategic, corporate governance, political and business insight.

Lynn Carlson Schell was appointed to our Board on February 25, 2012. Ms. Carlson Schell currently serves as the Managing Principal and Chief Executive Officer of Shelter Corporation and The Waters Senior Living, directing the firm’s strategy and long-term growth. Since founding Shelter Corporation, Ms. Carlson Schell has developed or acquired multi-family and senior housing consisting of over 16,500 units and comprising $1.2 billion in real estate. Ms. Carlson Schell led her firm’s diversification into senior living in 1999 and has since launched The Waters, a branded senior living experience in partnership with the University of Minnesota. In 2015, the Minneapolis St. Paul Business Journal named Shelter Corporation the fifth largest female owned business in Minnesota, also naming Ms. Carlson Schell an industry leader. Prior to founding Shelter Corporation, Ms. Carlson Schell spent nine years working as an associate and senior developer with Can-American Corporation. She was responsible for residential, condominium and apartment developments in the Midwest and Florida. Ms. Carlson Schell holds a B.A. in Economics from Mount Holyoke College.

With over 31 years of real estate and executive experience, Ms. Carlson Schell provides our Board with operational, financial and strategic planning insights.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of a Prepackaged Joint Plan of Reorganization. At that time, Messrs. Lyon and Zaist each served as an executive officer of the Company and continued to serve as such after emerging from bankruptcy on February 25, 2012.

Executive Officers

The following sets forth information regarding the current executive officers of the Company. Biographical information pertaining to William H. Lyon and Matthew R. Zaist, who are both directors and executive officers of the Company, may be found in the section above entitled “Information About Director Nominees.”

Name	Age	Position
William H. Lyon	45	Chairman of the Board and Executive Chairman
Matthew R. Zaist	44	President and Chief Executive Officer
Brian W. Doyle	55	Executive Vice President and Chief Operating Officer
Colin T. Severn	48	Senior Vice President and Chief Financial Officer
Jason R. Liljestrom	36	Senior Vice President, General Counsel and Corporate Secretary

Brian W. Doyle, Executive Vice President and Chief Operating Officer, joined the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Doyle had served as Director of Sales and Marketing for the Southern California Division since November 1997. Prior to his current position, the majority of Mr. Doyle’s 20 year tenure with the company (and its predecessor) has been in operational leadership roles including as Division Manager of the San Diego Division, Division President of the Southern California Division, and as the Regional President of California beginning in 2010. Mr. Doyle was promoted to Executive Vice President and California Regional President effective July 2015, and transitioned to the corporate position of Executive Vice President of Operations in July 2016, serving in such role until March 31, 2017, when he was further promoted to his current position of Executive Vice President and Chief Operating Officer. Mr. Doyle holds a B.A. from California State University of Long Beach, and possesses more than 27 years of experience in the real estate development and homebuilding industry.

Colin T. Severn, Senior Vice President and Chief Financial Officer, joined the Company in December 2003, and served in the role of Financial Controller until April 3, 2009. From April 3, 2009, Mr. Severn served as Vice President, Corporate Controller and Corporate Secretary until his promotion to Chief Financial Officer by approval of our Board on August 11, 2009. Mr. Severn continued to serve as the Company’s Corporate Secretary until November 2013, and was promoted from Vice President to Senior Vice President in 2015. Mr. Severn is a CPA (inactive) and has more than 20 years of experience in real estate accounting and finance, including positions with an international accounting firm, and other real estate and homebuilding companies. Mr. Severn holds a B.A. in Business Administration with concentrations in Accounting and Finance from California State University, Fullerton.

Jason R. Liljestrom, Senior Vice President, General Counsel and Corporate Secretary, joined the Company in October 2013, and served in the role of Vice President, General Counsel and Corporate Secretary until his promotion to Senior Vice President, General Counsel and Corporate Secretary effective February 17, 2017. Prior to joining the Company, Mr. Liljestrom worked with the law firm of Latham & Watkins LLP from 2007 to 2013 where he served as corporate counsel to a variety of public and private companies, and where his practice focused on mergers and acquisitions, capital markets transactions, securities matters and general corporate advice. Mr. Liljestrom holds a B.A. from Princeton University, a J.D. from the University of California Hastings College of the Law and is admitted to practice by the State Bar of California.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of a Prepackaged Joint Plan of Reorganization. At that time, the officers listed above, with the exception of Mr. Liljestrom, served as executive officers of the Company and continued to serve as such immediately after emerging from bankruptcy on February 25, 2012.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines covering, among other things, the duties and responsibilities of and independence standards applicable to our directors and Board committee structures and responsibilities. These guidelines are available on the “Governance” section of our website at http://investors.lyonhomes.com/. In addition, a printed copy of the guidelines is available free of charge to any stockholder who requests a copy by sending a written request to: Corporate Secretary, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

Board Composition and Size

Our Board currently consists of eight directors, five of whom were initially appointed pursuant to the Company’s prepackaged joint plan of reorganization in February 2012 (the “Plan”), one of whom was appointed effective in January 2016 to fill a vacancy, one of whom was appointed effective August 10, 2016 to fill an additional vacancy and one of whom was appointed effective November 5, 2018 to fill an additional vacancy. With the exception of Mr. Anderson who was appointed in November 2018, each of the directors was duly elected by the stockholders of the Company most recently at the 2018 annual meeting held on May 24, 2018. Seven of the current directors are nominated for election at the Annual Meeting as described above, and will hold office until the 2020 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Other than as provided for in the Plan, we are not aware of any understandings between the directors or any other persons pursuant to which such individuals were elected as directors or are to be selected as a director or nominee in the future.

Pursuant to the Certificate of Incorporation and the bylaws, the total number of directors constituting our Board shall be fixed exclusively by the Board. Until the date on which shares of our Class B common stock are no longer outstanding (the “Triggering Date”), all directors will be elected, appointed and removed by all common stockholders voting as a single class, with each share of Class A common stock having one vote and each share of Class B common stock having five votes. Until the Triggering Date, each of the members of our Board will be elected at an annual meeting of the stockholders and hold office until the next annual meeting of the stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

The Certificate of Incorporation provides further that on the Triggering Date, our Board will be divided into three classes to be comprised of the directors in office, as determined by the directors in office, with each class serving for a staggered three-year term. From the Triggering Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Triggering Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Triggering Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Triggering Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. After our Board is classified as described in the foregoing, no director may be removed except for cause and only with the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Subject to the special rights of any series of preferred stock to elect directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders, and the directors so chosen will hold office until the next annual or special meeting of stockholders called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

The Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. New directors are approved by the Board after recommendation by the Nominating Committee. In identifying candidates for director, the Nominating Committee and the Board take into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board, (4) personal and professional integrity, ethics and values, and (5) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board has established a retirement age of 75. A director is expected to retire from the Board on the day of the annual meeting of stockholders following his or her 75th birthday.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholders may propose director nominees by adhering to the advance notice procedures described in the section entitled “Other Matters — Stockholder Proposals and Nominations” in this proxy statement, and must include all information as required under our Certificate of Incorporation and bylaws, and any other information that would be required to solicit a proxy under federal securities law. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our Board and is independent based on applicable laws and regulations. The Nominating Committee may also establish procedures, from time to time, regarding submission of candidates by stockholders and others.

Board Leadership Structure

Our corporate governance guidelines permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Effective as of March 22, 2016, William H. Lyon assumed the role of Chairman of the Board and Executive Chairman, succeeding his father General William Lyon who continued to serve as a member of the board until his voluntary resignation on February 17, 2017. Also effective as of March 22, 2016, Matthew R. Zaist was promoted to the position of President and Chief Executive Officer. On August 10, 2016, Mr. Zaist was appointed by the Board of Directors of the Company to serve as a member of the Board, and has served as a member of the Board since such date. Our Board has determined the current structure of the roles of Chairman of the Board and Chief Executive Officer being filled by different individuals to be in the best interests of the Company and its stockholders at this time.

Furthermore, Mr. Hunt serves as our lead independent director, and has served in such role since May 2012. As the Board’s lead independent director, Mr. Hunt holds a critical role in assuring effective corporate governance and in managing the affairs of our Board. Among other responsibilities, Mr. Hunt:

•	presides over executive sessions of our Board and over Board meetings when the Chairman of the Board is not in attendance;

•

consults with the Chairman of the Board and other Board members on corporate governance practices and policies, and assumes the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between Board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the Board agenda so that the agenda includes items requested by non-management members of our Board;

•	administers the annual Board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

The Board periodically reviews the leadership structure and may make changes in the future.

Director Independence

Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships with us and our senior management, our Board has determined that all but two of our current incumbent directors, William H. Lyon and Matthew R. Zaist, are independent directors under the standards established by the SEC and the NYSE. In making the aforementioned determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the following:

•

As described above, prior to commencement of his service as a member of the Board, Mr. Anderson held various positions over the course of a thirty-five year banking career, including most recently as Vice Chairman, Investment Banking of Credit Suisse, a position which he held from 2010 until November 2, 2018. Effective as of November 3, 2018, Mr. Anderson was appointed as a Senior Advisor to Credit Suisse, a non-employee role pursuant to which he provides certain consultant services to Credit Suisse as an independent contractor (the “Transition”). As of and following the November 3, 2018 Transition date, Mr. Anderson has not received and will not receive any fees or compensation of any kind for any transactional relationships between Credit Suisse and the Company. On November 5, 2018, Mr. Anderson commenced his service as a member of the Board. During the past three years, Credit Suisse and its affiliates have provided investment banking, underwriting and commercial lending services to the Company for which they have received customary fees and reimbursement of expenses, as follows:

o

During each of 2016, 2017, and a portion of 2018, Credit Suisse served as administrative agent and a member of the lending syndicate, along with other lenders, in the Company’s revolving credit facility, for which it was paid an administrative agent fee and pro rata portions of the commitment fee and interest on outstanding borrowings. During May 2018, the Company entered into a new revolving credit facility, replacing Credit Suisse as the administrative agent with JPMorgan Chase Bank, N.A. Credit Suisse remained a member of the lending syndicate in the new revolving credit facility, along with other lenders, and continued to receive pro rata portions of the commitment fee and interest on outstanding borrowings. The aggregate amount of fees and/or payments made to Credit Suisse in connection with the revolving credit facility transactions summarized above in each year did not exceed the greater of $1 million or 2% of Credit Suisse’s consolidated gross revenues for such year. Further, Mr. Anderson did not have a direct or indirect interest in the transaction.

o

In addition, in 2017 Credit Suisse served as an initial purchaser and joint book-running manager, along with several other banks, for the Company’s offering of $450 million of 5.875% Senior Notes due 2025, and in March 2018, Credit Suisse served as an initial purchase and joint book-running manager, along with several other banks, for the Company’s offering of $350 million of 6.00% Senior Notes due 2023, in each case for which Credit Suisse received a customary underwriting fee based on a percentage of total proceeds, split amongst the participating initial purchasers. The aggregate amount of the underwriting proceeds received by Credit Suisse in connection with the offerings summarized above did not exceed the greater of $1 million or 2% of Credit Suisse’s consolidated gross revenues for such year.

Accordingly, our Board determined that Mr. Anderson does not have a material relationship with us and that Mr. Anderson is an independent director under the standards established by the SEC and the NYSE.

In addition, the Board has considered that Mr. Ammerman currently serves on the audit committee of more than three publicly traded companies, including William Lyon Homes (NYSE), Fidelity National Financial Inc. (NYSE), J. Alexander’s Holdings, Inc. (NYSE), and Stantec Inc. (NYSE). Our Board has determined that Mr. Ammerman’s simultaneous service on the audit committees of more than three public companies does not impair his ability to serve effectively as a member of our Audit Committee. Further, former director Michael Barr, who served as a member of the Board for a portion of 2018 prior to the end of his term as of the 2018 annual meeting of stockholders on May 24, 2018, was determined by the Board not to be independent under the standards established by the NYSE.

Board Meetings

Our Board held nine meetings during fiscal year 2018. During fiscal year 2018, all of our incumbent directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the incumbent director was a member. Our Board has adopted a policy that all directors attend the annual meeting of stockholders, either in person or telephonically, absent unusual circumstances. All of our directors who were then serving in office attended our 2018 annual meeting of stockholders either in person or by telephone.

Executive Sessions

Our non-management directors meet regularly in executive sessions without management, to consider such matters as they deem appropriate. It is our Board’s policy that our lead independent director presides over the executive sessions. Our Board has appointed Mr. Hunt to serve as our lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled Board meeting. In addition, during times when our non-management directors include directors who are not also independent directors, the independent directors also meet separately in executive session as deemed appropriate, and in any event at least one time per year.

Committees of the Board of Directors

We currently have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. From time to time, the Board may form a new committee or disband a current committee, depending on the circumstances. The charters of all three of our standing Board committees are available on our website under the “Governance — Committee Charters” section at http://investors.lyonhomes.com/. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee

The Company has a standing Audit Committee, which is chaired by Douglas K. Ammerman. The following three members of the Board served on the Audit Committee during all of 2018: Messrs. Ammerman, Niemann, and Ms. Schell, and Messrs. Harrison and Hunt served on the Audit Committee for a portion of 2018. Effective in February 2019, there are currently three Board members serving on the Audit Committee, including Messrs. Ammerman, Anderson, and Ms. Schell. Our Board has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, our Board has determined that Mr. Ammerman is an “audit committee financial expert” as defined by the SEC. Except for Mr. Ammerman, none of the Audit Committee members serves on the Audit Committee of more than three public companies. As described above, our Board has determined that Mr. Ammerman’s simultaneous service on the audit committee of more than three public companies does not impair his ability to effectively serve on the Audit Committee. The Audit Committee met seven times in 2018.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•

annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	review our consolidated financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	review and administer the Company’s related party transaction policies and procedures and oversee related matters;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

The Company has a standing Compensation Committee, which is currently chaired by Thomas F. Harrison. The following two members of the Board served on the Compensation Committee during all of 2018: Mr. Niemann, and Ms. Schell, and Messrs. Ammerman, Harrison and Hunt served on the Compensation Committee for a portion of 2018. Mr. Niemann served as Chair of the Compensation Committee during all of 2018. Effective in February 2019, there are currently three Board members serving on the Compensation Committee, including Messrs. Harrison, Ammerman, and Ms. Schell. Our Board has determined that each of these directors is independent under NYSE rules. The Compensation Committee met five times in 2018.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the Board new compensation programs or arrangements if deemed appropriate;

•	recommend to the Board compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

In February 2018, similar to prior years, the Compensation Committee established a subcommittee comprised of Matthew R. Zaist in his capacity as a member of the Board, as sole member, and delegated authority to such subcommittee to grant a certain number of restricted stock awards to certain non-executive officer employees of the Company who are not participants in the 2018 Incentive Program, and subject to certain other limitations and conditions. In accordance with this delegated authority, for fiscal year 2018, the subcommittee granted a total of 36,821 shares of restricted stock. In February 2019, the Compensation Committee again established a subcommittee for this purpose and with similar authority, once again comprised of Matthew R. Zaist in his capacity as a member of the Board, as sole member.

The Compensation Committee reviews annually the independence of its compensation consultants and other advisors. In November 2017 the Compensation Committee retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2018. In December 2018, the Compensation Committee again retained Mercer as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters for 2019. Prior to, and following, such engagements, the Compensation Committee evaluated the independence of Mercer, considering the independence factors as required by the NYSE, and concluded that no conflict of interest would prevent Mercer from serving as an independent consultant to the Committee. For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive officer compensation, see the “Executive Compensation” section in this proxy statement.

Nominating and Corporate Governance Committee

The Company has a standing Nominating Committee, which is chaired by Gary H. Hunt. The following three members of the Board served on the Nominating Committee during all of 2018: Messrs. Hunt, Ammerman, and Harrison and Mr. Niemann and Ms. Schell served on the Nominating Committee for a portion of 2018. Effective in February 2019, there are currently three Board members serving on the Nominating Committee, including Messrs. Hunt, Anderson and Harrison. Our Board has determined that each of these directors is independent under NYSE rules. The Nominating Committee met three times in 2018.

Pursuant to its charter, the primary responsibilities and functions of our Nominating Committee are, among other things, as follows:

•	establish standards for service on our Board and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our Board and to fill vacancies or newly created Board positions;

•	assist the Board in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our Board regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Company’s Corporate Governance Guidelines;

•

monitor our corporate governance principles and practices and make recommendations to our Board regarding governance matters, including the Certificate of Incorporation, our bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Other Committees

Our Board may establish other committees as it deems necessary or appropriate from time to time.

Board Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. The Board satisfies this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility.

Compensation Risk Assessment

In 2018, at the request of the Compensation Committee, Mercer conducted an evaluation of the Company’s compensation program risk profile in collaboration with Company management, including an assessment of all Company compensation plans, with a particular focus on plans in which senior executives participate, using Mercer’s qualitative evaluation criteria based on best practices for compensation design and risk management. The Compensation Committee and management reviewed and agreed with Mercer’s conclusion that the Company’s compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Any stockholder or other interested party may contact an individual director or the lead independent director (either by name or title), our Board as a group, or a specified Board committee or group, including the non-management directors as a group, by sending written communication to: William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, Attention: Corporate Secretary.

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company’s directors and executive officers, on the Company’s website under the “Governance” section at http://investors.lyonhomes.com/.

The Code of Ethics is available on the Company’s website under the “Governance” section at http://investors.lyonhomes.com. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660. The inclusion of our website address herein does not include or incorporate by reference the information on our website into this proxy statement.

PROPOSAL 2

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules (“say-on-pay vote”).

At our 2014 annual meeting of stockholders held on May 27, 2014, our stockholders voted on an advisory basis with respect to the frequency of future say-on-pay votes. Consistent with the recommendation of our Board, over 94% of votes cast were voted in favor of every “1 Year” for such frequency, and the Company has adopted annual say-on-pay votes until the next required vote on such frequency, which will be held in 2020. Accordingly, we are asking our stockholders to approve (on an advisory basis) the compensation of our NEOs for the fiscal year ended December 31, 2018, as disclosed in this proxy statement. The next say-on-pay vote will be held in 2020.

Summary

At the 2018 annual meeting of stockholders, our stockholders approved our NEOs’ 2017 fiscal year compensation (on an advisory basis) by 84.7% of the votes cast. We believe that this approval rating was reflective of stockholders’ general confidence in our existing compensation policies and structure. For 2018, while the Compensation Committee made certain adjustments to provide compensation and award opportunities commensurate with growth in our business and to place greater emphasis on strategic and individual performance factors for certain NEOs, it generally kept the program intact from the previous year, maintaining the Company’s pay philosophy of providing rewards that have a strong alignment with performance delivered and with stockholders.

(1)	2017 net income on a GAAP basis was impacted by a $23.1 million charge related to the Tax Cut and Jobs Act.

During 2018, despite a challenging market backdrop toward the end of the year, the Company delivered another year of strong overall financial and operational results which, together with the continued progress on strategic initiatives during the year, we believe position us well for future financial gains. Certain performance highlights for 2018 include:

Strong Financial Results

•  Homes Sales Revenue of $2.1 billion (16% increase over 2017), and New Home Deliveries of 4,186 (29% increase over 2017), both the highest in the 62-year history of the Company.

•  Generated Net Income available to common stockholders of $91.6 million, or $2.32 per diluted share, compared to $48.1 million, or $1.24 per diluted share in the prior year. Adjusted Net Income* available to common stockholders, which excludes $3.9 million of transaction expenses, $2.0 million of project abandonment costs and $1.0 million gain from extinguishment of debt, was $95.5 million, or $2.42 per diluted share, up 12% and 10% over the prior year, respectively.

Key Operational Performance Indicators

•  Average Sales Locations of 106 communities for full year 2018 (26% increase over the 2017 average), driving a 24% increase in the number of net new home orders to 4,133, the highest level in fourteen years.

•  Dollar Value of Backlog as of December 31, 2018 was $479 million, and Units in Backlog of 1,041, representing the highest year-end backlog figures in over 13 years.

Execution of Strategic Initiatives

•  Closed and integrated the acquisition of RSI Communities, marking our entrance into the attractive Central Texas market, enhancing our strong position in Southern California and furthering our focus on attainable product for our consumers.

•  Ended the 2018 year with a substantial and strategically targeted lot inventory of over 29,000 lots, 40% of which are controlled versus owned, and which are geographically diversified across seven states and with over 60% targeting the entry-level and active adult buyer segments, the fastest absorbing buyer segments in the Company.

*

Adjusted net income and adjusted EBITDA are not financial measures prepared in accordance with U.S. GAAP. A reconciliation of net income available to common stockholders to adjusted net income and adjusted EBITDA is provided in Appendix A hereto.

In 2018 the Compensation Committee used an executive pay program that required management to deliver strong results to earn awards, and maintained pay policies and programs that support shareholder interests. Certain pay practices and outcomes in light of the performance results in 2018 include:

Pay Program Design that Emphasizes Pay for Performance	• Placed significant weighting on at risk pay (approximately 70%-80% for our CEO and other NEOs). • Established challenging performance goals.
Actual 2018 Payouts Aligned Pay for Performance

•  The Company achieved 98% of the Adjusted EBITDA* goal under its cash incentive program, which led to payment at 95% of target for that portion (which ranges from 50-75% of the total for our NEOs) of the cash incentive.

•  Despite the record achievement on various financial and operational metrics, in light of the performance just below target levels and based on additional strategic and individual performance factors the Compensation Committee determined to pay out the strategic component (which ranges from 25-50% of the target award opportunity for our NEOs) below the 95% funding level resulting from the Adjusted EBITDA outcome. The total actual cash incentive payout for all NEOs was 90% of target, with the exception of Mr. Lyon, whose overall cash incentive payout was 70% of its target level.

•  The Company achieved 95% of the Adjusted Earnings Per Share (“EPS”) and Adjusted Return on Equity (“ROE”) goals under the long-term equity incentive program, resulting in our NEOs earning approximately 85% of the target amount of their 2018 performance- based restricted shares, which vest ratably over a three-year period after the performance period.

For a comprehensive description of our executive compensation program, policies and objectives, including the specific elements of executive compensation that comprised the program in 2018, please refer to the “Compensation Discussion and Analysis” section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 41, provide additional information about the compensation we paid to our NEOs in 2018.

In considering their vote, we encourage stockholders to carefully review our compensation policies and decisions regarding our NEOs as presented in the “Compensation Discussion and Analysis” section of this proxy statement and the tabular, and accompanying narrative, disclosure.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of William Lyon Homes approve, on an advisory basis, the compensation of William Lyon Homes’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the record date, March 18, 2019, regarding the beneficial ownership of our Class A common stock and Class B common stock by: (i) each of our directors and director nominees; (ii) each of our named executive officers for the year ended December 31, 2018; (iii) all of our current directors and current executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedule 13G through March 18, 2019. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)			PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class(2)	Number		Percent of Class
Named Executive Officers and Directors:

William H. Lyon	Executive Chairman and Chairman of the Board	390,321	(4)	1.1%	6,724,944	(5)	100%	50.3%

Matthew R. Zaist	President & Chief Executive Officer and Director	902,695	(6)	2.6%	—		—	1.5%

Brian W. Doyle	Executive Vice President & Chief Operating Officer	267,643	(7)	*	—		—	*

Colin T. Severn	Senior Vice President & Chief Financial Officer	140,597	(8)	*	—		—	*

Jason R. Liljestrom	Senior Vice President, General Counsel & Corporate Secretary	59,151	(9)	*	—		—	*

Douglas K. Ammerman	Director	58,019	(10)	*	—		—	*

Eric A. Anderson	Director	14,134	(11)

Thomas F. Harrison	Director	29,087	(12)	*	—		—	*

Gary H. Hunt	Director	43,986	(13)	*	—		—	*

Matthew R. Niemann	Director	43,963	(14)	*	—		—	*

Lynn Carlson Schell	Director	65,417	(15)	*	—		—	*

All directors and executive officers as a group (11 individuals)		2,015,013	(16)	5.9%	6,724,944		100%	52.4%

5% Stockholders (not listed above):

BlackRock, Inc.(17)		5,874,202		17.3%	—		—	10.1%

GMT Capital Corp(18)		2,861,933		8.4%	—		—	4.9%

Dimensional Fund Advisors LP(19)		2,770,921		8.2%	—		—	4.8%

Long Pond Capital LP(20)		2,250,252		6.6%	—		—	3.9%

		CLASS A COMMON STOCK(1)		CLASS B COMMON STOCK(1)		PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number	Percent of Class(2)	Number	Percent of Class

Principal Global Investors, LLC(21)		1,763,873	5.2%	—	—	3.0%
Carlson Capital, L.P.(22)		1,686,679	5.0%			2.9%

* Denotes less than 1.0% of beneficial ownership.

(1)

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of March 18, 2019, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)

Based on (i) 33,961,228 shares of Class A common stock issued and outstanding as of March 18, 2019, including an aggregate of 966,540 shares of unvested restricted stock, (ii) 4,817,394 shares of Class B Common Stock outstanding as of March 18, 2019, and (c) 1,907,550 shares of Class B common stock issuable upon the exercise of a warrant (the “Class B Warrant”) held by Lyon Shareholder 2012, LLC (“Lyon LLC”). The Class B Warrant is exercisable at any time prior to February 24, 2022. Shares of common stock which the applicable stockholder has the right to acquire within 60 days of March 18, 2019 are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Each share of Class A common stock and unvested restricted stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share.
(4)

Includes (i) 216,083 shares of Class A Common Stock, (ii) 91,305 shares of unvested restricted stock, (iii) 80,000 shares of Class A common stock subject to options exercisable within 60 days of March 18, 2019, and (v) 2,933 shares of Class A common stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”). William H. Lyon (our Executive Chairman and Chairman of the Board) is Trustee of the Lyon Trust and holds voting and dispositive power over these shares. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858.

(5)

Represents (i) 4,817,394 shares of Class B common stock held by Lyon LLC and (ii) the Class B Warrant held by Lyon LLC. The Class B common stock is convertible into Class A common stock at any time at the election of the holder, as well as under certain other circumstances. The Class B Warrant is immediately exercisable and expires on February 24, 2022. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust (collectively, the “Trusts”). William H. Lyon (our Executive Chairman and Chairman of the Board) is the beneficiary of each of the Trusts, and is the manager of Lyon LLC. In such capacity, William H. Lyon has voting and investment power of the securities held by Lyon LLC. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

(6)

Includes (i) 215,574 shares of Class A common stock, (ii) 104,026 shares of Class A common stock held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest (the “LLC”), (iii) 293,398 shares of unvested restricted stock, (iv) 123,317 shares of Class A common stock subject to options exercisable within 60 days of March 18, 2019 and (vi) 166,380 shares of Class A common stock subject to options exercisable within 60 days of March 18, 2019 that are held by the LLC.

(7)

Includes (i) 122,495 shares of Class A Common Stock, (ii) 67,329 shares of unvested restricted stock, and (iii) 77,819 shares of Class A common stock subject to options exercisable within 60 days of March 18, 2019.

(8)

Includes (i) 61,909 shares of Class A common stock, (ii) 50,324 shares of unvested restricted stock, and (iii) 28,364 shares of Class A common stock subject to options exercisable within 60 days of March 18, 2019.

(9)	Includes (i) 28,507 shares of Class A common stock, and (ii) 30,644 shares of unvested restricted stock.
(10)	Includes (i) 50,246 shares of Class A common stock and (ii) 7,773 shares of unvested restricted stock.
(11)	Represents 14,134 shares of unvested restricted stock.
(12)	Includes (i) 21,314 shares of Class A common stock and (ii) 7,773 shares of unvested restricted stock.
(13)

Includes (i) 16,217 shares of Class A common stock, (ii) 18,229 shares of Class A common stock held by a solo defined benefit plan of which Mr. Hunt is the sole beneficiary, and (iii) 9,540 shares of unvested restricted stock.

(14)	Represents 43,963 shares of Class A common stock.
(15)	Includes (i) 57,644 shares of Class A common stock and (ii) 7,773 shares of unvested restricted stock.
(16)

Includes (i) 959,140 shares of Class A common stock, (ii) 579,993 shares of unvested restricted stock, and (iii) 475,880 shares of Class A common stock subject to options exercisable within 60 days of March 18, 2019.

(17)

Based solely on a Schedule 13G filed with the SEC on January 31, 2019, BlackRock, Inc., a parent holding company, and its subsidiaries, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, and BlackRock (Luxembourg) S.A. (collectively, “BlackRock”), has sole voting power over 5,666,286 shares and sole dispositive power over 5,874,202 shares of our Class A common stock owned by BlackRock. According to its 13G filing, the interest of one such person, iShares Core S&P Small-Cap ETF, in the common stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(18)

Based solely on a Schedule 13G filed with the SEC on February 13, 2019, jointly by Bay Resource Partners, L.P. (“Bay”), Bay II Resource Partners, L.P. (“Bay II”), Bay Resource Partners Offshore Master Fund, L.P. (“Offshore Fund”), GMT Capital Corp. (“GMT Capital”), and Thomas E. Claugus (“Claugus” and collectively, the “GMT Reporting Persons”), the GMT Reporting Persons own an aggregate of 2,861,933 shares of our Class A common stock. According to the Schedule 13G, GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Mr. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital. Based on the Schedule 13G, the business address of the GMT Reporting Persons is 2300 Windy Ridge Parkway Suite 550 South, Atlanta, GA 30339.

(19)

Based solely on a Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP, (“Dimensional Fund”) has sole voting power over 2,660,637 shares, and sole dispositive power over 2,770,921 shares, of our Class A common stock owned by its investment advisory clients. Dimensional Fund is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Dimensional Fund furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain comingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, according to the 13G, all securities reported on the 13G are owned by the Funds. The Funds described above have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional Fund, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional Fund disclaims beneficial ownership of all such securities. The address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin TX 78746.

(20)

Based solely on a Schedule 13G filed with the SEC on February 14, 2019, jointly by Long Pond Capital LP, a Delaware limited Partnership (“Long Pond LP”), Long Pond Capital GP, LLC, a Delaware limited liability company (“Long Pond LLC”), and John Khoury, the principal of Long Pond LP and a Canadian citizen (“Khoury” and jointly, the “Long Pond Reporting Persons”), the Long Pond Reporting Persons have shared voting power over 2,250,252 shares, and shared dispositive power over 2,250,252 shares, of our Class A common stock purchased by Long Pond LP through the accounts of certain private funds (the “Funds”). Long Pond LP serves as the investment manager to the Funds and may direct the vote and disposition of the 2,250,252 shares of the Common Stock held by the Funds. Long Pond LLC serves as the general partner of Long Pond LP and may direct Long Pond LP to direct the vote and disposition of the 2,250,252 shares of the Common stock held by the Funds. As the principal of Long Pond LP, Mr. Khoury may direct the vote and disposition of the 2,250,252 shares of the Common stock held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of securities. The address of Long Pond LP is 527 Madison Avenue, 15th Floor, New York, NY 10022.

(21)

Based solely on a Schedule 13G filed with the SEC on February 14, 2019 by Principal Global Investors, LLC, a Delaware limited liability company (“Principal Global Investors”), Principal Global Investors has shared voting power over 1,763,873 shares, and shared dispositive power over 1,763,873 shares, of our Class A common stock. The address of Principal Global Investors is 801 Grand Avenue, Des Moines, IA 50392.

(22)

Based solely on a Schedule 13G filed with the SEC on January 4, 2019 by Double Black Diamond Offshore Ltd., a Cayman Islands exempted company (“Double Offshore”), Black Diamond Offshore Ltd., a Cayman Islands exempted company (“Offshore”), Black Diamond Relative Value Offshore Ltd., a Cayman Islands exempted company (“Relative Value Offshore”), Black Diamond Relative Value Cayman, L.P., a Cayman Islands exempted limited partnership (“Relative Value Cayman”), Black Diamond Thematic Offshore Ltd., a Cayman Islands exempted company (“Thematic Offshore” and together with Double Offshore, Offshore, Relative Value Offshore, and Relative Value Cayman, the “Funds”), in each case with respect to the shares of Class A common stock directly held by it, Carlson Capital, L.P., a Delaware limited partnership (“Carlson Capital”), which serves as the investment manager to the Funds with respect to any shares of the Company’s Class A common stock held by the Funds, Asgard Investment Corp. II, a Delaware corporation (“Asgard II”), which serves as the general partner of Carlson Capital, Asgard Investment Corp., a Delaware corporation (“Asgard”), which is the sole stockholder of Asgard II, and Mr. Clint D. Carlson, a United States citizen (“Mr. Carlson”), who is the sole stockholder of Asgard and serves as president of Asgard, Asgard II and Carlson Capital, in each case with respect to the Common Stock directly held by the Funds. The address of the principal business office of each of the Reporting Persons is: 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for the Company’s named executive officers (“NEOs”), who for 2018 were:

•	Matthew R. Zaist, President and Chief Executive Officer;

•	William H. Lyon, Executive Chairman and Chairman of the Board;

•	Bryan Doyle, Executive Vice President and Chief Operating Officer;

•	Colin T. Severn, Senior Vice President and Chief Financial Officer; and

•	Jason R. Liljestrom, Senior Vice President, General Counsel and Corporate Secretary

Selected 2018 Business Highlights

In 2018, William Lyon Homes achieved another year of significant improvement on key operating and financial metrics, achieving new home deliveries of 4,186 homes, up 29% year-over-year, and homebuilding revenues of $2.1 billion, up 16% year-over-year, both the highest levels for such metrics in the Company’s 62-year history. The Company also further executed on its strategic initiatives, completing the acquisition of RSI Communities in March 2018, which gives us additional exposure to the first-time home buyer segment and further expands our geographic footprint into one of the best new home markets in the country in Central Texas. Overall, 2018 was characterized by an extremely robust start to the year, followed by volatility in operating results and stockholder outcomes later in the year. The overall homebuilding industry, including the Company, experienced a softening in demand and a reduction in sales pace in the fourth quarter. This market demand decline was driven by several factors including the significant home price appreciation in several markets over the last few years, coupled with the rise in mortgage interest rates during 2018, as well as stock market volatility. In combination, these conditions led to full-year results that fell short of our internal goals, but Company management did well to navigate these challenging conditions and still deliver results that reflected record overall financial and operational performance levels. The Company continues to believe that its markets are characterized by attractive long-term housing fundamentals, and that our business strategy and leadership, as outlined in more detail below, positions us well for future financial gains, albeit against a more challenging market backdrop.

(1)	2017 net income on a GAAP basis was impacted by a $23.1 million charge related to the Tax Cut and Jobs Act.

Category	Performance Highlights
Fiscal Year 2018 Financial Highlights (comparisons to 2017 fiscal year)

•  Demonstrating strong growth over 2017, the Company achieved new home deliveries of 4,186, up 29% year-over-year and the highest annual closings figure in the Company’s 62-year history.

•  Increased homebuilding revenue 16% over 2017 to $2.1 billion, surpassing the $2 billion mark for the first time in the Company’s history.

•  Generated Net Income available to common stockholders of $91.6 million, or $2.32 per diluted share, compared to $48.1 million, or $1.24 per diluted share in the prior year. Adjusted Net Income* available to common stockholders, which excludes $3.9 million of transaction expenses, $2.0 million of project abandonment costs and $1.0 million gain from extinguishment of debt, was $95.5 million, or $2.42 per diluted share, up 12% and 10% over the prior year, respectively.

•  Achieved an annual return on stockholders’ equity of more than 12% for 2018.

Key Operational Performance Indicators

•  In 2018, the Company opened 31 new home communities in the legacy operating segments, while adding 30 communities in conjunction with the acquisition of RSI Communities.

•  Average sales locations for the full year 2018 was 106 communities, representing a 26% increase over the 2017 average, spurring a 24% increase in the number of net new home orders to 4,133, the highest level in fourteen years.

•  Strong sales activity drove backlog dollar value of $479 million and backlog units of 1,041 as of December 31, 2018, representing the highest year-end backlog figures in over thirteen years.

Execution of Strategic Initiatives

•  Successfully completed the acquisition of RSI Communities in March 2018, giving us additional exposure to the first-time home buyer segment and expanding our geographic footprint into one of the very best new home markets in the country in Central Texas.

•  William Lyon Homes now has ten operating divisions across seven states, including California, Arizona, Nevada, Colorado, Oregon, Washington and Texas, serving sixteen core markets.

•  Executed a high-yield bond offering to fund a portion of the RSI acquisition purchase price and refinance the Company’s senior notes due 2019, further staggering the Company’s debt maturities and pushing the nearest term senior notes maturity to 2022.

•  Ended the 2018 year with a lot inventory of over 29,000 lots, 40% of which are controlled under option, and which are geographically diversified across seven states and with over 60% targeting the entry-level and active adult buyer segments, the fastest absorbing buyer segments in the Company.

*

Adjusted Net Income and adjusted EBITDA are not financial measures prepared in accordance with U.S. GAAP. A reconciliation of net income available to common stockholders to adjusted net income and adjusted EBITDA is provided in Appendix A hereto.

Pay for Performance Alignment

The Company’s pay philosophy is to provide rewards that have a strong alignment with operating performance delivered as well as with stockholders. In line with this philosophy, the Compensation Committee used an executive pay program that requires management to deliver strong results to earn awards, and maintains pay policies and programs that support shareholder interests. The shareholder alignment was reinforced by our approach of providing a significant portion of target total compensation in long-term incentive equity value (more than 40% for our CEO). Furthermore, for all of our NEOs, 67% of the target long-term incentive equity value was provided in the form of performance-based restricted stock. Ultimately, we delivered 2018 operating results that demonstrated continued year-over-year growth as we managed through challenging market demand headwinds at the tail end of the year. However, the final results were below the challenging expectations that we set as our performance targets as we began the 2018 year. Our incentive plans include direct financial performance metric measurement in both the short-term cash incentive and equity performance shares. As a result of achieving financial results just below our challenging internal performance objectives, actual 2018 cash incentive and performance equity payouts were below target. A summary overview of the pay structure and awards delivered in light of the performance results is outlined below:

Category	2018 Pay Practices and Outcomes
Pay Program Design that Emphasizes Pay for Performance

•  Placed significant weighting of approximately 70%-80% on at-risk pay for our CEO and other NEOs (based on total target compensation).

•  Established challenging performance goals—for example, the 2018 Earnings per Share target was set at a level that was approximately 40% greater than the actual results of such metric for the 2017 fiscal year.

Actual 2018 Payouts Aligned Pay With Performance

•  The Company achieved 98% of the Adjusted EBITDA* goal under its cash incentive program, which led to payment at 95% of target for that portion (which is 75% for Messrs. Zaist, Doyle and Severn and 50% for Messrs. Lyon and Liljestrom) of the cash incentive.

•  With the headwinds caused by softening consumer demand from recent home price appreciation, rising interest rates and stock market volatility, the Company’s executives faced significant challenges in the back half of 2018. In this environment, the leadership team did well to achieve financial results that were near the internal goals. As a result of falling just short of targeted performance levels, the Compensation Committee determined that the payout of the 25% strategic portion for Messrs. Zaist, Doyle and Severn, and the 50% strategic portion for Messrs. Lyon and Liljestrom would be below the 95% funding level resulting from the Adjusted EBITDA outcome. The total cash incentive payout for all NEOs was 90% of target, with the exception of Mr. Lyon, whose overall cash incentive payout was 70% of its target level.

•  The Company achieved 95% of the Adjusted Earnings Per Share (“EPS”) and Adjusted Return on Equity (“ROE”) goals under the long-term equity incentive program, resulting in our NEOs earning approximately 85% of the target amount of their 2018 performance-based restricted shares, which vest ratably over a three-year period after the performance period.

Category	Performance Highlights
Other Compensation and Governance Highlights

•  We maintain robust stock ownership guidelines that require our NEOs to hold 100% of their shares until they attain certain pre-established multiples of base salary which are 4x for our CEO and Executive Chairman and 2x for all other NEOs.

•  All of our employees and Board members are prohibited from engaging in certain speculative transactions such as short sales and limit orders that last more than 48 hours, and are subject to prohibitions against purchasing shares on margin and pledging the Company’s securities as collateral to secure loans, and entering into any hedging or similar transactions with respect to Company securities.

*	Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in Appendix A hereto.

2018 Advisory Vote on Executive Compensation

At our 2018 Annual Meeting of Stockholders, our stockholders voted to approve on an advisory basis the compensation of our NEOs for 2017. Approximately 84.7% of the votes cast with respect to this proposal were cast for approval of our NEOs’ compensation, which we believe was reflective of stockholders’ general confidence in our existing compensation policies and structure. While the Company always seeks to have stronger performance and focuses on aligning pay with performance, the Compensation Committee determined that the executive compensation philosophy and compensation elements continued to be generally appropriate for 2018. No significant changes to the compensation program were made in 2018 with the exception of shifting the weighting on strategic metrics for the cash short-term incentive opportunity to 50% for Messrs. Lyon and Liljestrom. The aforementioned advisory vote at the 2018 Annual Meeting of Stockholders was our fifth such vote following our initial public offering in May 2013. We continue to assess and periodically refine our compensation programs to better align with market and/or our strategic business needs, though we believe that the generally solid support received from our stockholders signals that significant changes to our pay program designs are not specifically needed at this time.

2019 Business Focus and Compensation Highlights

Based on the results of the 2018 advisory vote on executive compensation noted above, and the overall perspective of the Compensation Committee that our pay programs support positive business focus and create alignment with shareholders, we felt that limited changes to the core compensation program were needed in 2019. In January 2019, the Company entered into new employment agreements with each of Matthew R. Zaist, President and Chief Executive Officer of the Company, and William H. Lyon, Executive Chairman of the Company, in each case providing for the executives’ continued service in such roles. The New Agreements supersede and replace the Company’s existing employment agreements with the executives. Mr. Zaist’s and Mr. Lyon’s New Agreements have three year and one year terms, respectively, that automatically renew for additional one year periods at the end of the then-current term, and the minimum base salary and annual target cash bonus amounts remain unchanged from the amounts and targets previously established by the Committee for such executives for the 2018 year. In conjunction with his new employment agreement, Mr. Zaist received an equity award with 60% of the total target value subject to continued service with cliff vesting at the end of three years and 40% as a performance-based long-term incentive grant. The performance stock unit (PSU) equity award measures William Lyon Home’s 3-year Total Shareholder Return (“TSR”) relative to our peer group of homebuilders. Overall, in terms of the 2019 executive compensation program for all NEOs, the Compensation Committee determined not to increase any such NEO’s base salary or target cash bonus opportunity for 2019 over such amounts put in place for such NEOs in 2018.

Role of the Compensation Committee and Compensation Consultants

The Company’s executive officer compensation decisions are made by the Compensation Committee, which is composed entirely of independent non-employee members of the Company’s Board. The Compensation Committee receives recommendations from the Company’s Executive Chairman and Chief Executive Officer regarding the compensation of the Company’s executive officers, other than themselves. These individuals provide the Compensation Committee with insight on the individual and overall performance of executives, other than themselves, including the achievement of personal objectives, if any. The Compensation Committee is advised by and consults with outside independent compensation consultants as it deems appropriate. Since 2013, the Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to advise on our executive compensation pay structure and director compensation matters. Prior to, and following, such engagements, the Compensation Committee evaluated the independence of Mercer, considering the independence factors as required by the NYSE, and concluded that no conflict of interest would prevent Mercer from serving as an independent consultant to the Committee. The Compensation Committee weighs the advice and feedback from its compensation consultant and the members of the Board of Directors, as well as the views of, and information gathered by, the members of management it has consulted in conjunction with its review of other information the Committee considers relevant when making decisions regarding executive officer compensation.

In addition, during 2018, the Committee engaged Mercer to provide additional advice and guidance regarding compensation and employment arrangements for certain NEOs, which new arrangements were ultimately entered into on January 18, 2019. See “—Employment Agreements and Severance Benefits—Employment Arrangements—Matthew R. Zaist and William H. Lyon” below for additional information regarding the new arrangements that were entered into for certain NEOs during 2019.

Compensation Philosophy and Objectives

The primary goals of the Company’s compensation program are to:

•	Provide appropriate rewards for successful performance, and align pay and performance overall;

•	Encourage retention of top executives who may have attractive opportunities at other companies, given the highly competitive homebuilding industry;

•	Align executive pay with the interests of the Company’s stockholders; and

•	Position its selling, general and administrative (“SG&A”) costs at competitive levels when compared with other homebuilders who are considered peers.

In general, the Compensation Committee strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its compensation objectives. The Compensation Committee also generally seeks to place greater emphasis on long-term incentives for its senior executives. The objective of the Company’s non-cash and long-term incentive-based programs is to align the compensation of the NEOs with the interests of the Company’s stockholders. However, the Compensation Committee does not have rigid apportionment goals or policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. The Company’s mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee uses peer group (see peer group information below) data as one input to assess the reasonableness and competitiveness of executive officer pay, and considers additional qualitative factors for the NEOs on an individual and aggregate basis.

With these objectives in mind, leading into 2018, the Compensation Committee requested that Mercer engage in an assessment of the Company’s executive compensation programs and practices in light of peer market practices and in consideration of Company business and talent strategy objectives. Mercer compiled information on the compensation practices of a homebuilding peer group that closely aligns with the Company’s revenue size, market capitalization and scope and scale of the business. The peer group selected for 2018 is consistent with the group used to assess 2017 compensation, with two removals, including WCI Communities, which was acquired by Lennar Corporation, and The New Home Company, and two additions, including Green Brick Partners and Tri Pointe Group because of their comparable industries and financial profiles. The peer group includes the following companies: AV Homes, Beazer Homes USA, Century Communities, Green Brick Partners, Hovnanian Enterprises, KB Home, LGI Homes, MDC Holdings, Meritage Homes, M/I Homes, and Tri Pointe Group Inc.. The Committee used this peer group to assess the reasonableness and competitiveness of executive officer compensation for NEOs. With respect to the Executive Chairman compensation levels for 2018, the Compensation Committee generally considered market pay for other executive chairs in the homebuilding and other industries as a reference point, but it did not position Mr. Lyon’s target pay against any particular range or target. For 2018 the Committee did not have an explicit pay position strategy or target relative to peers by component of pay or by executive. While consideration of peer group data was one aspect of the process used to establish fiscal year 2018 compensation, the Compensation Committee also relied on its experience and judgment as well as the Company’s recent performance, the current economic environment and the Company’s growth plans and objectives to set overall compensation levels. The Compensation Committee also based its determinations for 2018 compensation levels on each individual NEO’s leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.

Ultimately, upon review with Mercer and based on its overall review and assessment of our compensation policies and programs, the Compensation Committee continued to believe for 2018 that the existing pay programs were aligned with our overall pay for performance philosophy and were positioned appropriately given the competitive market and the respective contributions and capabilities of our executives. Further, the Committee believes that the 2018 target compensation levels approved for our NEOs in the aggregate are aligned with the peer reference points. Target pay adjustments made during 2018 were intended to recognize additional responsibilities and ongoing growth in the size, scale and complexity of the Company, as well as to provide greater alignment of compensation and award opportunities for similar roles in the market. For the annual short-term cash incentive plan, we continued to use a Strategic Portion that covers 25% of the target opportunity for Messrs. Zaist, Doyle and Severn. Messrs. Liljestrom and Lyon’s Strategic Portion metric was adjusted to cover 50% of the target opportunity, reflecting their greater focus on strategic actions for the firm, as opposed to day-to-day operations. The Strategic Portion metrics allows the Committee to provide more or less payout than that which would have been funded from the direct financial results, assuming that at least certain threshold operational performance metrics had been achieved. For our long-term incentive program, the 2018 grants continued to include a balance of 33% time-vesting restricted shares and 67% performance-based restricted shares for all NEOs.

Elements of Compensation for 2018

Base Salary

The Compensation Committee generally reviews the base salary of the Company’s NEOs annually. For 2018, the Company does not regard salary as the principal component of compensation, and also uses short-term annual cash incentive and long-term equity incentives to reward performance and loyalty while keeping SG&A costs competitive. The table below shows each NEO’s annual base salary for each of the 2017 and 2018 fiscal years. During 2018, the Compensation Committee made targeted adjustments to salaries for each of the NEOs. For Mr. Zaist, the increase was intended to fully reflect his ongoing leadership as the CEO of William Lyon Homes during a time of continued growth and expansion of the enterprise and provide greater alignment with market pay levels. Mr. Lyon’s increase was driven by his role as Executive Chair where he serves, in part, as an ambassador to the Company brand, culture and legacy with the Company’s internal and external stakeholders, as well as internal parity. Pay adjustments for Messrs. Doyle, Severn and Liljestrom reflect ongoing strength in delivering upon their respective roles and moving them into alignment with market.

Name	FY 2017 Base Salary ($)	FY 2018 Base Salary ($)
Matthew R. Zaist	900,000	950,000
William H. Lyon	750,000	800,000
Brian Doyle	425,000	500,000
Colin T. Severn	350,000	400,000
Jason R. Liljestrom	325,000	350,000

In addition to base salaries, and consistent with 2017, in March 2018 the Compensation Committee utilized a short-term cash incentive and long-term equity incentive program for 2018 (the “2018 Incentive Program”) pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 Plan”). This consisted of cash incentive payout opportunities and long-term incentive equity awards for all NEOs subject to various targets and conditions, as further described below.

2018 Cash Short-Term Incentive Compensation

Pursuant to the 2018 Incentive Program, for fiscal year 2018, all NEOs had an opportunity to earn a cash short-term incentive payout of up to 200% of their target cash incentive payout. For Messrs. Zaist, Doyle and Severn, payout is based 75% on the Company’s achievement of a pre-established adjusted EBITDA target (“Adjusted EBITDA” and, such portion, the “Financial Portion”) and 25% based on achievement of strategic objectives (the “Strategic Portion”). For Messrs. Lyon and Liljestrom, payout is based 50% on Adjusted EBITDA achievement and 50% on achievement of the Strategic Portion. The Committee may exercise negative discretion to determine the final award value for the Strategic Portion based on its consideration of individual or Company strategic performance measures as it deems appropriate. This Strategic Portion approach was selected in order to provide the Committee with greater flexibility in assessing and rewarding performance that may or may not be directly reflected in the financial results generated. Performance ranges and resulting payouts as a percentage of target opportunity for the cash incentive portion of the 2018 Incentive Program for NEOs are set forth in the table immediately below.

	Threshold	Target	Maximum
Percent of Performance Target Achieved	75%	100%	125%
Cash Incentive Payout (as a % of Target Opportunity)	37.5%	100%	200%

Achievement of performance criteria in between the threshold, target, and maximum levels above would result in payouts calculated based on linear interpolation between the performance multiples of target. Mr. Zaist’s target annual incentive opportunity was established as $1.9 million, or 200% of salary, to provide a strong incentive to achieve targeted business results and align with market opportunities. Mr. Lyon’s target cash incentive value was also established as 200% of salary to provide an enhanced focus on short term financial and strategic results. This level was also established in concert with a year-over-year decrease in the target award value of his Long-Term Incentive Award, as defined and further described below, such that Mr. Lyon’s overall total target compensation level for 2018 remained relatively flat over 2017. Award levels for the other NEOs were also established to encourage achievement of challenging performance objectives and provide general alignment with market opportunities. Target cash incentive opportunities for eligible NEOs were as follows:

Name	FY 2018 Target Cash Incentive Opportunities
Matthew R. Zaist	$1,900,000
William H. Lyon	$1,600,000
Brian Doyle	$1,000,000
Colin T. Severn	$500,000
Jason R. Liljestrom	$425,000

As permitted under the terms of the 2018 Incentive Program, the Adjusted EBITDA metric is calculated based on net income available to common stockholders, plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) cash distributions of income from unconsolidated joint ventures, (vii) equity in income of unconsolidated joint ventures, (ix) transaction expenses; and (viii) (gain) loss from extinguishment of debt. Additionally, the Adjusted EBITDA target under the 2018 Incentive Program excludes non-cash purchase accounting adjustments. The 2018 Adjusted EBITDA target was set at a level that was approximately 11% greater than the target level of such metric for the 2017 fiscal year.

Despite significant demand headwinds and broad market uncertainty in the latter half of 2018, the Company achieved Adjusted EBITDA results of $236.7 million, or 98% of target, which was supported by continued achievement of year-over-year increases in homebuilding revenue and net new home orders of 16% and 24%, respectively. The table below shows the Adjusted EBITDA goal established and our actual performance for 2018:

Target Consolidated EBITDA(1)	Actual Consolidated EBITDA(1)	Percent of Target
$241.6 million	$236.7 million	98%

(1)

The 2018 target and actual results exclude non-cash purchase accounting adjustments of approximately $13.4 million which are not excluded from the Company’s as-reported Adjusted EBITDA results. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in Appendix A hereto.

Based on our performance and payout ranges, 98% of target Adjusted EBITDA resulted in funding of the Financial Portion of the 2018 Incentive Program tied to such metric at 95% of target.

In determining the final payout for each individual NEO under the 2018 Incentive Program, the Compensation Committee needed to determine the Strategic Portion funding for each NEO. The Committee considered the strong start to the year and management’s leadership and execution in the context of significant market volatility in the latter half of the year. With the 2018 market environment and final results achieved, the Compensation Committee determined that the results achieved were strong based on factors such as the successful integration of RSI Communities and achievement of near-target financial results. However, overall strategic results were deemed to be below the actual financial funding levels such that overall payouts were reduced to 90% of target for all but Mr. Lyon. The Committee determined that Mr. Lyon’s overall payout was 70% of target based on its assessment of his individual performance and his 50%/50% weighting of Strategic and Financial metrics.

Name	2018 Cash Incentive Payout ($)
Matthew R. Zaist	1,710,000
William H. Lyon	1,120,000
Brian Doyle	900,000
Colin T. Severn	450,000
Jason R. Liljestrom	382,500

Long-Term Equity-Based Compensation

Pursuant to the 2018 Incentive Program, the Company awarded a mixture of 67% Performance-Based Restricted Stock and 33% Time-Based Restricted Stock (collectively, the “Long-Term Incentive Award”) to the NEOs, with a grant date of February 22, 2018, and the percentage split based on target number of shares of Performance-Based Restricted Stock. In 2018, the Company utilized an equal weighting of EPS and ROE for the Performance Based Restricted Stock portion of the Long-Term Incentive Award. These metrics were chosen as they reflect key aspects of the business’ performance that can influence the value generated for stockholders.

For the portion of the Long-Term Incentive Award that is Time-Based Restricted Stock, the shares underlying such award vest in equal installments on each of March 1, 2019, 2020 and 2021, subject to the NEO’s continued service through each vesting date. For the portion of the Long-Term Incentive Award that is Performance-Based Restricted Stock, the actual number of shares to be earned under such awards (the “Earned Shares”) for our NEOs is based on the Company’s year-end 2018 achievement of pre-established adjusted ROE and EPS targets, with such adjustments as may be approved by the Committee. Each measure is tied to half of the total shares of Performance-Based Restricted Stock. Adjusted ROE is calculated as the percentage equivalent of the fraction resulting from dividing the Company’s net income available to common stockholders during the 2018 performance period, as adjusted to reflect such adjustments as may be approved by the Compensation Committee, by the Total William Lyon Homes stockholders’ equity at December 31, 2018. Adjusted EPS is calculated as the Company’s net income available to common stockholders during 2018, as adjusted to reflect such adjustments as may be approved by the Compensation Committee, divided by 39,000,000, which reflected an estimate of the Company’s weighted average fully diluted shares outstanding for 2018.

One-third of the Earned Shares under the Performance-Based Restricted Stock will vest on each of March 1, 2019, 2020 and 2021, subject to the NEO’s continued service through each such vesting date. The Performance-Based Restricted Stock opportunities for our NEOs are set forth below:

	Threshold	Target	Maximum
Percent of Adjusted ROE Target Achieved for 2018 Fiscal Year	75%	100%	125%
Target Shares Earned	37.5%	100%	200%

	Threshold	Target	Maximum
Percent of Adjusted EPS Target Achieved for 2018 Fiscal Year	90%	100%	110%
Target Shares Earned	45%	100%	200%

Achievement of the adjusted ROE and EPS targets in between the threshold, target, and maximum levels above would result in Earned Shares calculated using linear interpolation between the performance multiples of target. Target award values were set in consideration of market award opportunities, individual contributions to the business and historical grant practices and performance. The following table sets forth a summary of the Long-Term Incentive Awards approved by the Compensation Committee in February 2018 for the NEOs:

Name	Threshold Shares of Performance-Based Restricted Stock	Target Shares of Performance-Based Restricted Stock	Maximum Shares of Performance-Based Restricted Stock	Shares of Time-Based Restricted Stock
Matthew R. Zaist	20,498	54,664	109,330	27,334
William H. Lyon	11,918	31,782	63,564	15,891
Brian Doyle	9,534	25,424	50,850	12,714
Colin T. Severn	6,434	17,162	34,324	8,581
Jason R. Liljestrom	4,290	11,440	22,882	5,722

With respect to the 2018 Performance-Based Restricted Stock under the Long-Term Incentive Award, William Lyon Homes used a target range for assessing performance, where results in a relatively narrow range would yield target payout outcomes. The target 2018 adjusted ROE for 2018 was 12.71% to 12.97%, with a midpoint of 12.84%, and the target range for adjusted EPS was $2.54 to $2.60, with a midpoint of $2.57 per share. The EPS target was based on an estimated 39,000,000 fully diluted shares. In February 2019, the Compensation Committee determined that the Company achieved adjusted ROE of approximately 12.22%, or 95% of target, resulting in each NEO earning 90.5% of the Target Shares tied to the ROE metric and adjusted EPS of $2.45 per share, or 95% of target, resulting in each applicable NEO earning 80% of the Target Shares tied to the EPS metric. In reaching its determination, the Compensation Committee determined that the Company’s actual net income used to calculate the performance results should be adjusted to exclude the impact of non-recurring items including transaction expenses, project abandonment costs and gain on extinguishment of debt, as well as the tax impact associated with such items. As demonstrated in the table below, this resulted in each NEO earning approximately 85% of the Target Shares with respect to the Performance-Based Restricted Stock.

Name	Target Shares of Performance-Based Restricted Stock	Actual Shares Earned Under Performance-Based Restricted Stock
Matthew R. Zaist	54,664	46,600
William H. Lyon	31,782	27,093
Brian Doyle	25,424	21,673
Colin T. Severn	17,162	14,629
Jason R. Liljestrom	11,440	9,752

Perquisites and Other Personal Benefits

The Company provides our management team and more senior executives, including our NEOs, with certain perquisites and other personal benefits that the Company believes are reasonable and consistent with the overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include an annual automobile allowance of $6,000 ($500 per month) for 2018, payable in accordance with the Company’s regular payroll schedule, and Company-paid gasoline for use of one personal vehicle for business purposes. Our NEOs are also eligible to participate in an executive supplemental health insurance program, and additional benefits under a long-term disability program. Further, in 2018 the Company agreed to pay for the fees of the legal representatives of Messrs. Zaist and Lyon in connection with such individuals’ new employment agreements entered into in January 2019.

In addition, the Company has established a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. The Company believes that providing a vehicle for tax-preferred retirement savings through the 401(k) plan adds to the overall desirability of its executive compensation package and further incents the Company’s employees, including the NEOs, in accordance with the Company’s compensation policies. For 2018, the Company approved payment of matching contributions to each eligible participant’s plan account in an amount equal to 50% of each participant’s deferrals for 2018, up to a maximum of 4% of the participant’s eligible compensation during 2018.

Stock Ownership, Holding and Anti-Pledging Policies

In 2013, our Board adopted stock ownership guidelines for certain of our executives, including each of our NEOs (for so long as he or she continues to serve as an executive officer of the Company), requiring such NEOs to hold stock with a value equal to the following ownership threshold levels:

Position	Minimum Level of Stock Value Required to be Held
Chief Executive Officer and Executive Chairman	4x Base Salary
Other NEOs	2x Base Salary

Under the terms of the Company’s stock ownership guidelines, applicable NEOs must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the executive officer’s qualifying holdings meet or exceed the applicable salary multiple. In addition, absent a waiver by the Company or undue hardship, executive officers may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable salary multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held beneficially or of record by the executive officer, (ii) held by certain trusts or entities controlled by the executive officer, (iii) held by a 401(k) or other qualified pension or profit-sharing plan for the executive officer’s benefit and (iv) underlying vested restricted stock units. All of our NEOs are in compliance with the stock ownership guidelines.

In addition, the Company has implemented a prohibition applicable to all of our directors and employees, including our NEOs, from engaging in short sales, placing limit orders that last more than 48 hours, purchasing shares on margin and pledging the Company’s securities as collateral to secure loans, subject to limited exceptions based on a demonstration of certain facts and circumstances, and, absent highly unusual circumstances, all such employees and directors are prohibited from entering into any hedging or similar transactions with respect to securities.

Employment Agreements and Severance Benefits

The employment agreements for Messrs. Zaist and Lyon that had been in place since March 31, 2015 automatically renewed for a subsequent one-year term on April 1, 2018. The Compensation Committee held discussions with these leaders during 2018, and finalized new employment agreements on January 18, 2019 (the “New Agreements”). The New Agreements for these NEOs superseded and replaced the Company’s prior employment agreements with such NEOs, and the material terms of these new employment arrangements are described below.

Employment Agreements — Matthew R. Zaist and William H. Lyon

Messrs. Zaist’s and Lyon’s New Agreements have three year and one year terms, respectively, that automatically renew for additional one year periods at the end of the then- current term. The New Agreements provide for Messrs. Lyon and Zaist to receive a minimum base salary of $800,000 and $950,000 (based on base salaries in place during 2018), respectively, have an annual bonus targeted at a minimum of 200% of base salary and receive benefits generally available to other senior executives. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee, and if increased, shall not be decreased during the remainder of the term.

In connection with Mr. Zaist’s New Agreement, the Compensation Committee of the Board of Directors granted Mr. Zaist (i) 134,650 shares of restricted Company common stock and (ii) 89,767 performance stock units (“PSUs”) under the 2012 Plan and subject to the award agreements. The restricted shares vest in a single installment on January 2, 2022, subject to Mr. Zaist’s continued service with the Company. The PSUs are eligible to vest upon the satisfaction of certain performance conditions based on the Company’s achievement of pre- established relative total shareholder return (“TSR”) targets set by the Compensation Committee of the Board of Directors over two distinct, but overlapping, performance periods that both start on January 1, 2019 and end on December 31, 2020 for the first performance period and December 31, 2021 for the second performance period. Each PSU entitles Mr. Zaist to receive 0.5 shares, 1 share and 2 shares of Company common stock in the event the Company’s TSR is at the 35th percentile, 60th percentile or at or above the 75th percentile, respectively, relative to the TSR of a peer group of 12 companies established by the Compensation Committee. Performance below these levels results in no shares being issued, and the number of shares to be issued based on performance between these levels is determined using linear interpolation. If less than the maximum number of shares is earned for the first performance period, Mr. Zaist is eligible to earn those shares based on performance in the second performance period. Generally, Mr. Zaist must remain in continuous service with us through the end of a performance period in order to earn any shares underlying the PSUs.

Each New Agreement provides for severance benefits materially consistent with the executives’ prior employment agreements, except that Mr. Zaist’s New Agreement provides him retirement benefits. If he voluntarily terminates his employment with the Company without good reason after reaching the age of 55 and completing 25 years of cumulative service with the Company, then he will be entitled to (i) enter into a consulting agreement (the “Consulting Agreement”) with the Company with a two- year term, which will provide for annual consulting fees equal to his then- current annual salary; and (ii) receive a pro rata portion of the annual bonus earned for the fiscal year of termination. Additionally, if Mr. Zaist provides services under the Consulting Agreement for the full two- year term, and executes a general release of claims in favor of the Company at the end of that term, he will be entitled to receive full acceleration of all his equity awards outstanding at the end of the consulting term (with any performance conditions deemed achieved at target level if the consulting termination date occurs before the end of a performance period).

Under the New Agreements, if Mr. Lyon’s or Zaist’s employment is terminated by the Company without “cause,” as defined in the New Agreements, or by the executive for “good reason”, as described below, the executive is entitled to receive (i) a payment equal to the product of (A) 2.0 (or 3.0 in the event such termination occurs within 12 months following a change in control or within any period during which the Company or California Lyon is party to an agreement that would result in a change in control), multiplied by (B) the sum of the executive’s annual salary plus target cash bonus, based on the highest annual salary and annual target bonus during the term; (ii) a pro rata portion of the actual annual bonus earned for the fiscal year of termination (the “Pro-Rated Bonus”); (iii) full acceleration of all equity awards and continued exercisability of options in accordance with their terms; and (iv) continued healthcare coverage for up to 24 months. Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and compliance with the New Agreements’ restrictive covenants. The New Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the New Agreements, “good reason” will be deemed to have occurred, among other things, (i) if William Lyon Homes Inc., a California Corporation (“California Lyon” ) materially breaches the employment agreement (including a material reduction in annual salary or reduction of the target cash bonus to less than 200% of the executive’s annual base salary), (ii) any material diminution in the executive’s title, responsibilities, duty and authority, (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business outside of Newport Beach, California, (iv) the provision by California Lyon to the executive of a notice of non-renewal, (v) a requirement for the executive to report to any person or body other than the Board, or (vi) with respect to Mr. Lyon, if the Company or California Lyon ceases to acquire or develop land or materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, in each case as further described and qualified in the New Agreements.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive: (i) a lump sum payment equal to the amount of annual salary payable to the executive for the remainder of the then-current term; (ii) the Pro-Rated Bonus; (iii) full acceleration of all equity awards and continued exercisability of options in accordance with their terms; and (iv) continued healthcare coverage for up to the later of 6 months or the expiration of the then-current term.

The Agreements also include standard confidentiality and invention assignment provisions, non-competition and non-solicitation restrictions and mutual non-disparagement obligations.

Employment Agreements for Brian W. Doyle, Colin T. Severn and Jason R. Liljestrom

A new form of employment agreement for Messrs. Doyle and Severn, effective as of April 1, 2013, replaced the agreement initially entered into with them effective September 1, 2012. On March 31, 2017, the Board appointed Mr. Doyle, the Company’s then-current Executive Vice President of Operations, to the position of Executive Vice President and Chief Operating Officer. The Company did not enter into a new employment agreement with Mr. Doyle in connection with such promotion, and his existing employment agreement remained in place. Mr. Liljestrom entered into an employment agreement based on such new form, with such differences as described below, effective as of April 1, 2015. These agreements are individually referred to as an “Employment Agreement” and collectively referred to as the “Employment Agreements.”

The term of the Employment Agreement for Messrs. Doyle, Severn and Liljestrom automatically renew annually for a one-year period unless either party provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term.

Under the Employment Agreements, Messrs. Doyle, Severn and Liljestrom are entitled to minimum annual base salaries of $500,000, $400,000 and $350,000 (based on base salaries in place during 2018), respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee, and if increased, shall not be decreased during the remainder of the term.

Messrs. Doyle, Severn and Liljestrom are entitled under the Employment Agreements to earn a cash bonus for each fiscal year under the senior executive bonus program established by the Compensation Committee, and shall participate at a level commensurate with his position at the Company. Annual target bonus levels will be established by the Compensation Committee in its sole discretion.

In the event of a termination of the executive’s employment due to death or disability, by the Company for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the Employment Agreements, in the event of the termination of the executive’s employment by the Company without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.0 multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Mr. Liljestrom, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of Messrs. Doyle and Severn, if such termination occurs on or within 12 months following a change in control as defined in the employment agreement (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan; and (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of the Company and his compliance with certain restrictive covenants. The Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by the Company (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or the Company’s principal place of business outside a specified area, or, with respect to Messrs. Doyle and Severn, (iii) the occurrence of a “change in control”, as defined in the employment agreement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) of the U.S. Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to our named executive officers. Section 162(m) provides that publicly-held companies cannot deduct compensation paid to certain named executive officers to the extent that such compensation exceeds $1 million per officer. Prior to the Tax Cuts and Jobs Act of 2017, compensation that is “performance-based” compensation within the meaning of Section 162(m) did not count toward the $1 million limit. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this “qualified performance-based compensation” exception was eliminated and the limitation on deductibility was generally expanded to include all NEOs. Subject to the Act’s grandfathering rules, the Company may no longer take a deduction for any compensation paid to its NEOs in excess of $1 million.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are those amounts of compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving certain compensation arrangements for the NEOs in the future, the Compensation Committee may consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the 2018, 2017 and 2016 fiscal years earned by, awarded to or paid to the NEOs.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Matthew R. Zaist	2018	940,691	(4)	—	2,149,988		1,710,000	—	84,559	(5)	4,885,238
President and Chief	2017	851,923		—	2,115,792	—	2,386,025	—	24,559		5,378,299
Executive Officer	2016	650,000		—	1,500,000	—	1,085,500	—	24,366		3,259,866
				—				—

William H. Lyon	2018	787,806	(6)	—	1,249,987		1,120,000	—	68,427	(7)	3,226,220
Executive Chairman	2017	683,654		—	1,724,202	—	1,578,987	—	25,348		4,012,191
	2016	649,038		—	1,350,000	—	911,250	—	24,991		2,935,279
				—				—

Brian Doyle	2018	485,883	(8)	—	999,979		900,000	—	31,874	(9)	2,417,736
Executive Vice President and Chief Operating Officer	2017	417,308		—	749,988	—	1,139,888	—	35,037		2,342,221

Colin T. Severn	2018	390,691	(10)	—	674,982		450,000	—	31,737	(11)	1,547,410
Senior Vice President	2017	345,193		—	681,660	—	536,418	—	28,152		1,591,423
and Chief Financial Officer	2016	325,000		—	475,000	—	265,000	—	27,973		1,092,973
								—

Jason Liljestrom	2018	345,193	(12)	—	449,988		382,500	—	30,107	(13)	1,207,788
Senior Vice President,	2017	317,307		—	349,992	—	456,152	—	26,873		1,150,324
General Counsel & Corporate Secretary	2016	281,154		—	180,000	—	235,000	—	28,039		724,193

(1)	The positions reflect the titles for the NEOs in place as of December 31, 2018.
(2)

For 2018, represents the grant date fair value of the time-based restricted stock awards as well as the performance-based restricted stock awards granted pursuant to the 2018 Incentive Program under the 2012 Plan. For all NEOs, 67% of the total award value (based on target achievement) is performance-based awards, and 33% of the total award value (based on target achievement) is time-based awards. With respect to the time-based restricted stock awards granted to each NEO, the grant date fair value of the awards shown is based on the fair market value of our Class A Common Stock on the date of grant as defined in the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day, multiplied by the number of shares granted. One-third of the shares vest on each of March 1, 2019, 2020 and 2021, subject to each officer’s continued service through each such vesting date. With respect to the performance-based restricted stock awards granted to our NEOs, half of such award is subject to the achievement of a pre-established ROE target for 2018 and the other half is subject to achievement of a pre-established EPS target for 2018. The grant date fair value of these performance-based restricted stock awards shown is based on the fair market value of our Class A Common Stock on the date of grant as defined in the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day, multiplied by the target number of shares granted. One-third of the earned shares vest on each of March 1, 2019, 2020 and 2021, subject to each NEO’s continued service through each such vesting date. The fair value of these performance-based restricted stock awards assuming achievement of the ROE and EPS goals, as applicable, at the maximum level (which may differ from two times’ target by up to the value of two shares due to rounding), are as follows:

Fair Value Performance-Based Stock Awards Assuming Maximum Performance ($)
Matthew R. Zaist	$2,866,668
William H. Lyon	$1,666,668
Brian Doyle	$1,333,336
Colin T. Severn	$900,000
Jason R. Liljestrom	$600,000

(3)

The amounts shown for 2018 represent performance-based cash incentive payments earned for the 2018 fiscal year pursuant to the Company’s 2018 Incentive Program. Payment amounts for these annual cash incentive awards were based on the level of the Company’s achievement of a pre-established Adjusted EBITDA target as well as the Strategic Portion.

(4)

The amount shown captures the increased base salary that went into effect as of March 5, 2018 for Mr. Zaist, as described above in “— Compensation Discussion and Analysis-Elements of Compensation-Base Salary ”.

(5)

The amount reported in this All Other Compensation column for 2018 reflects a $6,000 automobile allowance, $1,540 in fuel reimbursement, $8,112 in supplemental executive health insurance premiums, $2,250 in incremental long-term disability program premiums, $8,100 in 401(k) matching contributions, and $58,557 in fees paid by the Company to Mr. Zaist’s legal representative for services rendered in 2018 in connection with Mr. Zaist’s new employment agreement entered into in January 2019.

(6)

The amount shown captures the increased base salary that went into effect as of March 5, 2018 for Mr. Lyon, as described above in “— Compensation Discussion and Analysis-Elements of Compensation-Base Salary “, with $2,885 in foregone salary in 2018 resulting from unpaid time off.

(7)

The amount reported in this All Other Compensation column for 2018 reflects a $6,000 automobile allowance, $11,952 in supplemental executive health insurance premiums, $2,250 in incremental long-term disability program premiums, $8,100 in 401(k) matching contributions, and $40,125 in fees paid by the Company to Mr. Lyon’s legal representative for services rendered in 2018 in connection with Mr. Lyon’s new employment agreement entered into in January 2019.

(8)

The amount shown captures the increased base salary that went into effect as of March 5, 2018 for Mr. Doyle, as described above in “— Compensation Discussion and Analysis-Elements of Compensation-Base Salary ”.

(9)

The amount reported in this All Other Compensation column for 2018 reflects a $6,000 automobile allowance, $3,572 in fuel reimbursement, $11,952 in supplemental executive health insurance premiums, $2,250 in incremental long-term disability program premiums, and $8,100 in 401(k) matching contributions.

(10)

The amount shown captures the increased base salary that went into effect as of March 5, 2018 for Mr. Severn, as described above in “— Compensation Discussion and Analysis-Elements of Compensation-Base Salary ”.

(11)

The amount reported in this All Other Compensation column for 2018 reflects a $6,000 automobile allowance, $3,435 in fuel reimbursement, $11,952 in supplemental executive health insurance premiums, $2,250 in incremental long-term disability program premiums, and $8,100 in 401(k) matching contributions.

(12)

The amount shown captures the increased base salary that went into effect as of March 5, 2018 for Mr. Liljestrom, as described above in “— Compensation Discussion and Analysis-Elements of Compensation-Base Salary ”.

(13)

The amount reported in this All Other Compensation column for 2018 reflects a $6,000 automobile allowance, $1,805 in fuel reimbursement, $11,952 in supplemental executive health insurance premiums, $2,250 in incremental long-term disability program premiums, and $8,100 in 401(k) matching contributions.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2018.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum

Matthew R. Zaist	—	—	$712,500	$1,900,000	$3,800,000	—	—	—	—	—
	2/22/2018	2/15/2018	—	—	—	20,498	54,664	109,330	27,334	2,149,988	(4)

William H. Lyon	—	—	$600,000	$1,600,000	$3,200,000	—	—	—	—	—
	2/22/2018	2/15/2018	—	—	—	11,918	31,782	63,564	15,891	1,249,986	(4)

Brian Doyle	—	—	$375,000	$1,000,000	$2,000,000	—	—	—	—	—
	2/22/2018	2/15/2018	—	—	—	9,534	25,424	50,850	12,714	999,978	(4)

Colin T. Severn	—	—	$187,500	$500,000	$1,000,000	—	—	—	—	—
	2/22/2018	2/15/2018	—	—	—	6,434	17,162	34,324	8,581	674,981	(4)

Jason R. Liljestrom	—	—	$159,375	$425,000	$850,000	—	—	—	—	—
	2/22/2018	2/15/2018	—	—	—	4,290	11,440	22,882	5,722	449,988	(4)

(1)

Represents threshold, target and maximum payouts under the cash short-term incentive payout component of the 2018 Incentive Program. Messrs. Zaist, Doyle and Severn were eligible to earn cash incentive payouts for 2018 based 75% on the Company’s achievement of a pre-established Adjusted EBITDA target and 25% on the Strategic Portion. Messrs. Lyon and Liljestrom were eligible to earn cash incentive payouts for 2018 based 50% on the Company’s achievement of a pre-established Adjusted EBITDA target and 50% on the Strategic Portion. Threshold amounts were set at 37.5% of each NEO’s target opportunity, target amounts were set at 100% of each NEO’s target opportunity, and maximum amounts were set at 200% of each NEO’s target opportunity. For a description of the short-term cash incentive payout component of the 2018 Incentive Program, see “— Compensation Discussion and Analysis-Elements of Compensation-2018 Short-Term Cash Incentive Compensation.”
(2)

Represents threshold, target and maximum shares that could be earned under the performance-based restricted stock award component of the 2018 Incentive Program. With respect to each NEO, half of the total of such performance-based restricted stock award component is based on the Company’s achievement of each of a pre-established ROE target for fiscal year 2018 and the other half is based on a pre-established EPS target for fiscal year 2018. With respect to all such awards, one-third of the earned shares vest on each of March 1, 2019, 2020 and 2021, subject to each officer’s continued service through each such vesting date. The time-based restricted stock award component of the 2018 Incentive Program is reflected in the column to the right titled “All Other Stock Awards: Number of Shares of Stock or Units.” For a description of the long-term equity component of the 2018 Incentive Program, see “— Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Based Compensation.”

(3)

Represents the time-based restricted stock award component of the 2018 Incentive Program. One-third of the shares underlying such awards vest on each of March 1, 2019, 2020 and 2021, subject to each officer’s continued service through each such vesting date.

(4)

The value of the restricted stock awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the fair market value of the Class A Common Stock on the date of grant, which was $26.22 per share (which is the closing stock price on the NYSE for the preceding trading day, in accordance with the 2012 Plan), multiplied by the target number of shares granted with respect to the performance-based restricted stock awards and the number of shares granted with respect to the time-based restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)(1)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(2)

Matthew R. Zaist	120,000		—	25.82	3/31/2025	169,361	1,810,470	46,600	498,154
	169,697	(3)	—	8.66	9/30/2022	—	—	—	—
William H. Lyon	40,000		80,000	25.82	3/31/2025	133,707	1,429,328	27,093	289,625

Brian W. Doyle	77,819		—	8.66	9/30/2022	64,728	691,943	21,673	231,685

Colin T. Severn	28,364		—	8.66	9/30/2022	54,206	579,463	14,629	156,385

Jason R. Liljestrom	—		—	—	—	29,306	313,282	9,752	104,249

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the unvested stock option and restricted stock awards that are represented in the above table.

The following table provides the vesting schedule with respect to each of the restricted stock awards and stock options awards set forth in the table above.

Name	Grant Date	Award Type	Vesting Schedule

Matthew R. Zaist	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 46,198 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 15,399 shares vested on each of 3/1/2017 and on 3/1/2018, and 15,400 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	9,006 shares vested on each of 3/1/2017 and 3/1/2018, and 9,005 shares vest on 3/1/2019.

	02/24/2017	Performance-Based Restricted Stock	In February 2018, the Compensation Committee determined that 137,251 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 45,750 shares vested on 3/1/2018, 45,750 shares vest on 3/1/2019 and 45,751 shares vest on 3/1/2020.

	02/24/2017	Time-Based Restricted Stock	13,061 shares vested on 3/1/2018, 13,061 shares vest on 3/1/2019 and 13,060 shares vest on 3/1/2020.

	02/22/2018	Performance-Based Restricted Stock	In February 2019, the Compensation Committee determined that 46,600 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 15,533 shares vest on each of 3/1/2019 and 3/1/2020, and 15,534 vest on 3/1/2021.

	02/22/2018	Time-Based Restricted Stock	9,112 shares vest on 3/1/2019, and 9,111 shares vest on each of 3/1/2020 and 3/1/2021.

William H. Lyon	04/01/2015	Non-qualified Stock Option	40,000 options vested on 3/31/2018, and 40,000 options vest on each of 3/31/2019 and 3/31/2020.

	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 41,578 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 13,859 shares vested on each of 3/1/2017 and 3/1/2018, and 13,860 shares vest on 3/1/2019.

Name	Grant Date	Award Type	Vesting Schedule

	03/22/2016	Time-Based Restricted Stock	8,105 shares vested on each of 3/1/2017 and 3/1/2018, and 8,105 shares vest on 3/1/2019.

	02/24/2017	Performance-Based Restricted Stock	In February 2018, the Compensation Committee determined that 111,848 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 37,284 shares vested on 3/1/2018, and 37,282 vest on each of 3/1/2019 and 3/1/2020.

	02/24/2017	Time-Based Restricted Stock	10,644 shares vested on 3/1/2018, 10,644 shares vest on 3/1/2019 and 10,643 shares vest on 3/1/2020.

	02/22/2018	Performance-Based Restricted Stock	In February 2019, the Compensation Committee determined that 27,093 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 9,030 shares vest on 3/1/2019, 9,031 shares vest on 3/1/2020 and 9,032 shares vest on 3/1/2021.

	02/22/2018	Time-Based Restricted Stock	5,297 shares vest on each of 3/1/2019, 3/1/2020 and 3/1/2021.

Brian W. Doyle	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 14,751 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 4,916 shares vested on 3/1/2017, 4,917 shares vested on 3/1/2018, and 4,918 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	5,404 shares vested on 3/1/2017, 5,403 shares vested on 3/1/2018, and 5,403 shares vest on 3/1/2019.

	02/24/2017	Performance-Based Restricted Stock	In February 2018, the Compensation Committee determined that 48,650 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 16,217 shares vested on 3/1/2018, 16,217 vest on 3/1/2019, and 16,216 shares vest on 3/1/2020.

	02/24/2017	Time-Based Restricted Stock	4,630 shares vested on 3/1/2018, and 4,630 shares vest on each of 3/1/2019 and 3/1/2020.

Name	Grant Date	Award Type	Vesting Schedule

	02/22/2018	Performance-Based Restricted Stock	In February 2019, the Compensation Committee determined that 21,673 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 7,224 shares vest on each of 3/1/2019 and 3/1/2020 and 7,225 shares vest on 3/1/2021.

	02/22/2018	Time-Based Restricted Stock	4,238 shares vest on each of 3/1/2019, 3/1/2020 and 3/1/2021.

Colin T. Severn	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 14,629 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 4,876 shares vested on each of 3/1/2017 and 3/1/2018, and 4,877 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	2,852 shares vested on each of 3/1/2017 and 3/1/2018, and 2,851 shares vest on 3/1/2019.

	02/24/2017	Performance-Based Restricted Stock	In February 2018, the Compensation Committee determined that 44,219 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 14,740 shares vested on 3/1/2018, 14,740 vest on 3/1/2019 and 14,739 shares vest on 3/1/2020.

	02/24/2017	Time-Based Restricted Stock	4,208 shares vested on 3/1/2018, and 4,208 shares vest on each of 3/1/2019, and 3/1/2020.

	02/22/2018	Performance-Based Restricted Stock	In February 2019, the Compensation Committee determined that 14,629 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 4,876 shares vest on each of 3/1/2019 and 3/1/2020 and 4,877 shares vest on 3/1/2021.

	02/22/2018	Time-Based Restricted Stock	2,861 shares vest on 3/1/2019, and 2,860 shares vest on each of 3/1/2020 and 3/1/2021.

Name	Grant Date	Award Type	Vesting Schedule

Jason R. Liljestrom	03/22/2016	Performance-Based Restricted Stock	In February 2017, the Compensation Committee determined that 5,900 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 1,967 shares vested on each of 3/1/2017 and 3/1/2018, and 1,966 shares vest on 3/1/2019.

	03/22/2016	Time-Based Restricted Stock	2,162 shares vest on 3/1/2017, 2,161 shares vested on 3/1/2018, and 2,161 shares vest on 3/1/2019.

	02/24/2017	Performance-Based Restricted Stock	In February 2018, the Compensation Committee determined that 22,702 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 7,568 shares vested on 3/1/2018, 7,568 shares vest on 3/1/2019, and 7,566 shares vest on 3/1/2020.

	02/24/2017	Time-Based Restricted Stock	2,161 shares vested on 3/1/2018, 2,161 shares vest on 3/1/2019 and 2,160 shares vest on 3/3/2020.

	02/22/2018	Performance-Based Restricted Stock	In February 2019, the Compensation Committee determined that 9,752 shares were earned and all unearned shares, if any, were forfeited. With respect to the earned shares, 3,250 shares vest on 3/1/2019 and 3,251 shares vest on each of 3/1/2020 and 3/1/2021.

	02/22/2018	Time-Based Restricted Stock	1,908 shares vest on 3/1/2019, and 1,907 shares vest on each of 3/1/2020 and 3/1/2021.

(2)

Represents the closing stock price of the Company’s Class A Common Stock on the NYSE on December 31, 2018, the last trading day of the 2018 fiscal year, of $10.69 per share, multiplied by the number of shares, or unearned shares, as applicable, that have not vested.

(3)	A portion of the securities represented by this figure are held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest.
(4)

With respect to the 2018 performance-based restricted stock awards, the table above reflects actual attainment at approximately 85% of the target number of shares, given that December 31, 2018 was the last date of the performance period.

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of restricted stock awards for our NEOs for the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of securities acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Matthew R. Zaist	—	—	100,955	2,552,142
William H. Lyon	—	—	88,674	2,241,679
Brian W. Doyle	—	—	52,472	1,269,574
Colin T. Severn	—	—	33,457	845,793
Jason R. Liljestrom	—	—	15,594	394,216

(1)	Represents the closing stock price of the Company’s Class A Common Stock on the NYSE on the preceding trading day of the date of vesting, multiplied by the number of shares that have vested.

Pension Benefits

The NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company during the fiscal year ended December 31, 2018.

Nonqualified Deferred Compensation

The NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company during the fiscal year ended December 31, 2018.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our NEOs upon a “change in control” alone without a qualifying termination, upon executive’s termination of employment as a result of death or disability, upon a “qualifying termination” of employment (a termination by us without cause or the executive’s resignation for good reason), or upon a qualifying termination in connection with a change in control. In the event an NEO is terminated for cause, by the NEO for any reason other than good reason, or, in the case of Messrs. Doyle, Severn and Liljestrom, due to death or disability, such NEO is not entitled to any severance payments or benefits. The amounts shown assume that the triggering event was effective as of December 31, 2018, and are only estimates of the amounts that would be paid to such NEOs. The actual amounts to be paid can be determined only at the time of such termination of employment or other triggering event. The amounts shown do not include any amounts for the actual 2018 cash bonus amounts as such amounts would be deemed fully earned as of December 31, 2018. Further, the amounts shown are based on the employment agreements in place as of December 31, 2018 and equity award agreements outstanding as of such date, the assumed date of the triggering event. See the disclosure above in “— Employment Agreements and Severance Benefits” for a description of such agreements as well as a description of the new employment arrangements entered into with certain of our NEOs effective January 18, 2019, which latter arrangements are not reflected in the amounts shown below.

Name, Type of Termination	Cash Severance ($)(1)	Equity Acceleration ($)(2)	Benefits Continuation ($)(3)	Total ($)
Matthew R. Zaist
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	237,500	2,394,828	14,526	2,646,854
Qualifying Termination (no CIC)	5,700,000	2,394,828	58,104	8,152,932
Qualifying Termination + CIC	8,550,000	2,394,828	58,104	11,002,932

William H. Lyon
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	200,000	1,769,078	21,096	1,990,174
Qualifying Termination (no CIC)	4,800,000	1,769,078	84,384	6,653,462
Qualifying Termination + CIC	7,200,000	1,769,078	84,384	9,053,462

Brian W. Doyle
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	1,500,000	—	21,096	1,521,096
Qualifying Termination + CIC	1,500,000	963,725	21,096	2,484,821

Colin T. Severn
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	900,000	—	21,096	921,096
Qualifying Termination + CIC	900,000	762,924	21,096	1,684,020

Jason R. Liljestrom
CIC (no Qualifying Termination)	—	—	—	—
Death or Disability	—	—	—	—
Qualifying Termination (no CIC)	775,000	435,575	21,096	1,231,671
Qualifying Termination + CIC	775,000	435,575	21,096	1,231,671

(1)

In the event of a “qualifying termination” of employment, represents an amount equal to: for each of Messrs. William H. Lyon and Zaist, two (2) times the sum of his annual base salary plus target bonus for 2018; for each of Messrs. Doyle, Severn and Liljestrom, the sum of his annual salary plus target cash bonus for 2018. With respect to Messrs. William H. Lyon and Zaist, in the event of a qualifying termination occurring within one year following a change of control, or any period during which the Company is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a change of control, represents an amount equal to three (3) times the sum of his annual base salary plus target bonus for 2018. In the event of a termination of the employment of Messrs. William H. Lyon or Zaist due to death or disability, represents an amount equal to his base salary for the remaining three (3) month period through March 31, 2019.
(2)

Represents the intrinsic value of the accelerated vesting of all unvested stock options and restricted stock awards, based on the closing stock price of the Company’s Class A Common Stock on the NYSE on December 31, 2018, the last trading day of our common stock for fiscal year 2018, of $10.69 per share. In accordance with the terms of the executive’s employment agreement, upon a termination of the employment of each of William H. Lyon or Mr. Zaist by the Company without cause or by him for good reason, whether or not following a change of control of the Company, in each case he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Messrs. Doyle or Severn’s employment by the Company without cause or by him for good reason, in either case on or within twelve months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period. Upon a termination of Mr. Liljestrom’s employment by the Company without cause or by him for good reason, whether or not following a change in control of the Company, he is entitled to accelerated vesting in full of all outstanding restricted stock and stock option awards granted, as applicable, with such shares of restricted stock for performance-based awards to be the target number of shares if such triggering event occurs prior to the Compensation Committee’s determination of the Company’s achievement of its performance target for the period.

(3)

Represents the value of the continuation of health benefits for the following number of months: twenty-four (24) months for each of Messrs. William H. Lyon and Zaist upon a qualifying termination of employment, or six (6) months for such individuals if termination due to death or disability, and six (6) months for each of Messrs. Doyle, Severn and Liljestrom upon a qualifying termination.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for 2018:

•	The median annual total compensation of all employees of our Company (other than our CEO) as of December 31, 2018 (our “Median Employee”), was $99,556.

•	The annual total compensation of our CEO, Matthew R. Zaist, was $4,898,701.

Accordingly, for 2018 the ratio of the annual total compensation of our CEO to that of our Median Employee was 49.2-to-1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of calculating the pay ratio, we determined the annual total compensation of our CEO and our Median Employee as follows:

•	As of December 31, 2018, our employee population consisted of 864 employees, including any full-time, part-time, and reduced-full time employees employed on that date.

•

To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for calendar year 2018. In making this determination, we annualized the total compensation of 340 permanent employees who were employed on December 31, 2018, but did not work for us the entire year, including without limitation employees hired as a result of the acquisition of RSI Communities in March 2018. No full-time equivalent adjustments were made for part-time or reduced-full time employees. We identified the median employee by ranking from lowest to highest the amount of total annual compensation based on the methodology set forth above.

•

After identifying our Median Employee based on the methodology summarized above, we calculated the annual total compensation of our CEO and our Median Employee using the same methodology that we use to calculate the annual total compensation of our NEOs as set forth in the 2018 Summary Compensation Table included elsewhere in this proxy statement, except that, in order to better reflect our employee compensation practices, the annual total compensation for our CEO and for our Median Employee includes the dollar value of non-discriminatory health and welfare benefit contributions made by the Company, which are not required to be reported as compensation for our CEO in the Summary Compensation Table. The difference between our CEO’s annual total compensation reported in the “Total” column of the 2018 Summary Compensation Table and the annual total compensation set forth above represents health and welfare benefit contributions (in an amount equal to $13,463).

Director Compensation

Director Compensation Program. The Compensation Committee is responsible for the periodic review of fees and benefits paid to non-employee directors and for submitting any recommended changes to the Board. Our management directors do not receive additional compensation for their service as directors. Our non-employee directors receive an annual cash retainer, payable in equal quarterly installments, as well as an equity award retainer, consisting of restricted shares of our Class A Common Stock vesting in equal quarterly installments following the grant date. The amount of the annual cash retainer for 2018 was $70,000. The grant date fair value of the annual equity retainer for 2018 was $110,000. Mr. Hunt, as the lead independent director, receives an additional annual cash retainer and annual equity award retainer, on the same payment and vesting schedule as the other retainers. In 2018, the amount of this additional cash and equity retainer were $50,000 and $25,000, respectively. In addition, for 2018, the chairperson of the Audit Committee receives a fee of $25,000 per year, payable $6,250 per calendar quarter, to serve in such capacity, the chairperson of the Compensation Committee receives a fee of $25,000 per year, payable $6,250 per calendar quarter, to serve in such capacity, the chairperson of the Nominating and Corporate Governance Committee receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, and other members of such committees receive a fee of $10,000 per year, payable $2,500 per calendar quarter, per committee for service on such committees. All of the amounts for the components of director compensation listed above were the same as those in place during 2017, with the exception of the following:

•	The annual equity retainer amount for 2018 increased by $10,000 over 2017 (from $100,000 to $110,000);

•	The annual cash retainer amount for 2018 increased by $5,000 over 2017 (from $65,000 to $70,000); and

•	The cash fees for the chairperson of the Nominating Committee increased by $5,000 over 2017 (from $15,000 to $20,000).

For 2018, the Board permitted each non-employee director to elect to receive his or her annual cash fees, including the annual retainer and fees for committee service, in the form of restricted stock pursuant to each director’s election, so long as the election was for all of such cash fees. For 2018, each of the non-employee directors elected to receive their cash fees in cash.

In connection with the 2018 compensation programs and elections described above, the Company granted the following restricted shares of our Class A Common Stock to each of our eligible non-employee directors: 5,148 shares to Mr. Hunt, and 4,195 shares to each of Messrs. Ammerman, Harrison and Niemann and Ms. Schell, in each case vesting in equal quarterly installments and to vest in full on March 1, 2019.

Director Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our non-employee directors, requiring such directors to hold stock with a value equal to two times the director’s annual retainer value as of the most recently completed fiscal year (both cash and equity award retainers). Under the terms of the Company’s stock ownership guidelines, directors must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted under the Company’s equity award plans (net of shares used to pay the exercise price of options or purchase price of other awards, all applicable withholding taxes and all applicable transaction costs) until the directors’ qualifying holdings meet or exceed the applicable retainer multiple. In addition, absent a waiver by the Company or undue hardship, directors may not dispose of share holdings (by sale or otherwise) if the disposition would result in qualifying holdings falling below the applicable retainer multiple. “Qualifying holdings” generally refer to shares of Class A Common Stock (i) held beneficially or of record by the director, (ii) held by certain trusts or entities controlled by the director, (iii) held by a 401(k) or other qualified pension or profit-sharing plan for the director’s benefit and (iv) underlying vested restricted stock units. Each of our non-employee directors is in compliance with the Company’s stock ownership guidelines.

2018 Director Compensation. The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Douglas K. Ammerman	78,750	110,000	188,750
Eric A. Anderson(3)	—	—	—
Michael Barr(4)	41,250	—	41,250
Gary H. Hunt	142,500	135,000	277,500
Matthew R. Niemann	106,250	110,000	216,250
Lynn Carlson Schell	91,250	110,000	201,250
Thomas F. Harrison	88,750	110,000	198,750

(1)

Represents: (i) a grant of restricted stock with a grant date fair value of $110,000 per award for each of Messrs. Ammerman, Harrison and Niemann, and Ms. Schell, representing the aggregate amount of the annual equity retainer for such directors, and (ii) a grant of restricted stock with a grant date fair value of $135,000 for Mr. Hunt, representing the aggregate amount of the annual equity retainer for Mr. Hunt as well as the additional annual equity retainer for his service as lead independent director. The grant date fair value is determined using the fair market value per share of Class A Common Stock as of the grant date (which date was February 22, 2018) in accordance with the 2012 Plan, which is the closing stock price of our Class A Common Stock on the NYSE on the preceding trading day. Each of the restricted stock awards granted to our non-employee directors in 2018 vest in equal quarterly installments on each of June 1, September 1 and December 1, 2018 and March 1, 2019, in each case subject to the individual non-employee director’s continued service on the Board through such date.

(2)

None of the non-employee directors held any vested or unvested stock options as of the end of our 2018 fiscal year. The number of shares of unvested restricted stock held by each of our non-employee directors, as applicable, as of the end of our 2018 fiscal year is as follows: Mr. Ammerman—1,048 shares; Mr. Hunt—1,287 shares; Mr. Niemann—1,049 shares; Ms. Schell—1,049 shares; Mr. Harrison—1,049 shares.
(3)	Mr. Anderson’s initial quarterly installment payment in 2019 includes a pro rata portion for his service in 2018 commencing on November 5, 2018.
(4)	Mr. Barr’s service as a director ceased effective as of the date of the 2018 annual meeting of stockholders on May 24, 2018. Mr. Barr’s fees for 2018 were paid to a fund affiliated with Paulson.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2018 annual meeting of stockholders and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018.

THE COMPENSATION COMMITTEE

Thomas F. Harrison, Chairman

Douglas K. Ammerman

Lynn Carlson Schell

Equity Compensation Plan Information

The following table summarizes information about our equity securities that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2017. The non-compensatory warrant to purchase 1,907,550 shares of the Company’s Class B Common Stock issued in connection with the prepackaged joint plan of reorganization in February 2012 is not included in the table below.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	560,912	(1)	$16.00	(2)	1,216,779	(3)
Equity compensation plans not approved by security holders	—		$—		—

Total	560,912		$16.00		1,216,779

(1)	Represents outstanding options to purchase shares of Class A common stock of the Company.
(2)	Represents the weighted average exercise price of each of the 560,912 outstanding options to purchase shares of Class A common stock of the Company.
(3)	Represents the number of securities remaining available for issuance under the 2012 Plan as of December 31, 2018.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2019, and the Board has directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Fees Incurred for Services by Principal Accountant

The fees billed for professional services provided by KPMG in fiscal years 2018 and 2017 were:

Type of Fees	2018	2017
Audit Fees	$1,647,726	$1,693,574
Audit Related Fees	231,430	—
Tax Fees	260,377	280,253
All Other Fees	—	—

Total Fees	$2,139,533	$1,973,827

In the above table, in accordance with the definitions of the SEC, “Audit Fees” include fees for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, review of the unaudited financial statements included in its quarterly reports on Form 10-Q, comfort letters, consents, assistance with documents filed with the SEC, and accounting and reporting consultation in connection with the audit and/or quarterly reviews, “Audit Related Fees” include fees related to accounting due diligence, and “Tax Fees” include fees related to preparation and filing of the Company’s U.S. federal and state tax returns, as well as audit support.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The Audit Committee considered the compatibility of the provision of other services by its registered public accountant with the maintenance of their independence. The Audit Committee approved all audit and non-audit services provided by KPMG, as applicable, in 2018 and 2017.

Audit Committee Report

Our Audit Committee issued the following report for inclusion in this proxy statement for the Annual Meeting.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018 with management of William Lyon Homes and with William Lyon Homes’ independent registered public accounting firm, KPMG LLP, including the audit of internal controls over financial reporting of William Lyon Homes.

2. The Audit Committee has discussed with KPMG LLP those matters required by Statement on Accounting Standards No. 1301, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG LLP its independence from William Lyon Homes and its management. The Audit Committee has also considered whether KPMG LLP’s provision of tax compliance and consulting services to William Lyon Homes is compatible with maintaining KPMG’s independence.

4. Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2018 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

THE AUDIT COMMITTEE
Douglas K Ammerman, Chairman
Eric A. Anderson
Lynn Carlson Schell

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and a “related party.” For purposes of this policy, a “related party” includes our executive officers, directors and director nominees, stockholders owning five percent or more of our voting securities, any immediate family member of any of the foregoing persons sharing the same household as such person, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest.

Our related party transactions policy generally requires, among other things, that any related party transaction be evaluated and approved or ratified by the Audit Committee of our Board of Directors, and that management present to the Audit Committee any proposed related party transaction, including all relevant facts and circumstances thereto and provide periodic updates to the Audit Committee regarding such transactions. Our policy further provides that no director may participate in approval of a related party transaction for which he or she is a related party.

Indemnification Agreements and Liability Insurance Policy

We have entered into indemnification agreements with each of our executive officers and directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Transactions with Related Persons

We describe below transactions and series of similar transactions that have occurred since the beginning of the 2018 fiscal year to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

Land Acquisition Transaction

In November 2017, William Lyon Homes, Inc., a California corporation (“California Lyon”) and wholly owned subsidiary of William Lyon Homes, a Delaware corporation (“Parent” and together with California Lyon, the “Company”), entered into a Purchase and Sale Agreement (the “Oceanside PSA”) with an entity (“Oceanside Seller”) managed by an affiliate of Paulson & Co., Inc. (“Paulson”), which provides for the purchase of certain real property from the Seller located in Oceanside, California for a proposed residential homebuilding development (the “St. Cloud Transaction”). The PSA provided for an overall purchase price of $22,844,000, including an aggregate deposit amount of $1,160,000 (the “Deposit”), which Deposit was paid and became non-refundable in December 2017. The balance of the purchase price was paid in connection with closing of the St. Cloud Transaction in March 2018. One of the former members of Parent’s board of directors, whose term ended as of the date of the 2018 annual meeting of stockholders on May 24, 2018, served as Portfolio Manager for the Paulson Real Estate Funds, which are affiliates of Paulson, and was a Partner in Paulson. The Company believes that the St. Cloud Transaction was on terms no less favorable than it would have agreed to with unrelated third parties. The St. Cloud Transaction was approved by the Audit Committee of Parent’s Board and by the full Board.

Senior Notes Transaction

On March 9, 2018, California Lyon completed its private placement with registration rights of 6.00% Senior Notes due 2023 in an aggregate principal amount of $350 million, for which Credit Suisse Securities (USA) LLC (“Credit Suisse”) served as an initial purchaser and joint book-running manager, along with several other banks, and received customary underwriting fees as a member of the underwriting syndicate. On November 5, 2018, Eric A. Anderson commenced his service as a member of the Company’s Board of Directors. Mr. Anderson had previously held the position of Vice Chairman, Investment Banking of Credit Suisse until November 3, 2018, at which point, Mr. Anderson was appointed as a Senior Advisor to Credit Suisse, a non-employee role pursuant to which he provides certain consultant services to Credit Suisse as an independent contractor. As of and following the November 3, 2018 transition date, Mr. Anderson did not and will not receive any fees or compensation of any kind for any transactional relationships between Credit Suisse and the Company.

Certain Family Relationships

William H. Lyon, the Company’s Chairman of the Board and Executive Chairman, is the son of General William Lyon. General William Lyon is currently the Company’s Chairman Emeritus, and served as a member of the Board until February 17, 2017.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required during the fiscal year ended December 31, 2018, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a), except that on August 21, 2018, due to an administrative oversight, the Company filed one late Form 4 on behalf of Brian W. Doyle to report an exempt transaction related to shares withheld by the Company to cover applicable withholding taxes for the vesting of one restricted stock award.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2020 proxy statement, your proposal must be received by us no later than November 30, 2019, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2020 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 9, 2020 and no later than February 8, 2020. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 Attn: Investor Relations, or contact Investor Relations by telephone at 310-622-8223. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

Jason R. Liljestrom
Senior Vice President, General Counsel and Corporate Secretary

Appendix A

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA means net income available to common stockholders plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures, (viii) equity in income of unconsolidated joint ventures, (ix) transaction expenses, and (x) (gain) loss on extinguishment of debt. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in the following table:

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
	(dollars in thousands)
Net income available to common stockholders	$91,596	$48,135	$59,696	$57,336	$44,625
Provision for income taxes	30,620	62,933	34,850	26,806	23,797
Interest expense
Interest incurred	92,077	73,729	83,218	76,222	65,559
Interest capitalized	(92,077)	(73,729)	(83,218)	(76,222)	(65,559)
Amortization of capitalized interest included in cost of sales	90,302	83,570	60,160	38,416	26,510
Stock based compensation	11,298	10,062	6,844	6,570	6,114
Depreciation and amortization	7,699	1,962	2,006	2,663	6,041
Non-cash purchase accounting adjustments	13,391	—	26,445	28,919	9,979
Cash distributions of income from unconsolidated joint ventures	5,439	3,085	3,726	1,075	353
Equity in income of unconsolidated joint ventures	(3,118)	(3,661)	(5,606)	(3,239)	(555)
Transaction expenses	3,907	—	—	—	5,832
(Gain) Loss on extinguishment of debt	(1,015)	21,828	—	—	—

Adjusted EBITDA (non-GAAP)	$250,119	$227,914	$188,121	$158,546	$122,696

A-1

Adjusted net income means net income available to common stockholders plus transaction expenses, project abandonment costs and loss for the extinguishment of the 8.5% Senior Notes, less gain for the partial extinguishment of some 5.875% Senior Notes as well as the impact of the tax reform change in 2017. Adjusted net income is not a financial measure prepared in accordance with U.S. GAAP. Adjusted net income is presented herein because management believes the presentation of adjusted net income provides useful information to the Company’s investors regarding the Company’s results of operations because adjusted net income isolates the impact of the one-time, non-recurring items such as transaction expenses, non-recurring project abandonment costs and extinguishment fees. Adjusted net income should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income available to common stockholders to adjusted net income is provided in the following table:

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
	(dollars in thousands)
Net income available to common stockholders	$91,596	$48,135	$59,696	$57,336	$44,625
Add: Transaction expenses	3,907	—	—	—	5,832
Add: Project abandonment costs	2,035	—	—	—	—
(Less) / Add: (Gain) Loss on extinguishment of debt	(1,015)	21,828	—	—	—
Add: Impact of tax reform change	—	23,126	—	—	—
Less: Income tax benefit applicable to transaction expenses	(820)	—	—	—	(2,019)
Less: Income tax benefit applicable to project abandonment costs	(427)	—	—	—	—
Add / (Less): Income tax benefit (provision) applicable to (gain) loss on extinguishment of debt	213	(7,752)	—	—	—

Net income, adjusted for transaction expenses, project abandonment costs, and (gain) loss on extinguishment of debt, net of tax benefit (provision) and impact of tax reform change	$95,488	$85,337	$59,696	$57,336	$48,438

Diluted weighted average common shares outstanding	39,419,059	38,663,667	38,474,900	38,767,556	33,236,343
Adjusted net income excluding noncontrolling interest per diluted share (non-GAAP)	$2.42	$2.21	$1.55	$1.48	$1.46

A-2

WILLIAM LYON HOMES 4695 MACARTHUR COURT, 8TH FLOOR NEWPORT BEACH, CA 92660 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Nominees 01) Douglas K. Ammerman 02) Eric A. Anderson 03) Thomas F. Harrison 04) Gary H. Hunt 05) William H. Lyon 06) Lynn Carlson Schell 07) Matthew R. Zaist The Board of Directors recommends you vote FOR proposals 2. and 3 For Against Abstain 2. Advisory (non-binding) vote to approve the compensation of our named executive officers, as described in the 0 0 0 proxy materials. 3. Ratification of the selection of KPMG LLP as the independent registered public accountants of William Lyon 0 0 0 Homes for the fiscal year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com WILLIAM LYON HOMES Annual Meeting of Stockholders May 8, 2019 10:00 AM local time William Lyon Homes 4695 MacArthur Court, 8th Floor Newport Beach, CA 92660 This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 8, 2019. By signing the proxy, you revoke all prior proxies and appoint Matthew R. Zaist and Colin T. Severn and each of them acting in the absence of the other, with full power of substitution, to vote your shares of Common Stock on the matter shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. Continued and to be signed on reverse side